EXHIBIT 10.3

STOCK PURCHASE AGREEMENT

By and Among

ECLIPSE ELECTRONIC SYSTEMS, INC.

ITS SHAREHOLDERS

AND

ESTERLINE TECHNOLOGIES CORPORATION

Dated as of December 28, 2010

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATION		1

1.1.	Certain Definitions	1

1.2.	Other Defined Terms	8

1.3.	Interpretation	10

SECTION 2. SALE AND PURCHASE; CLOSING; NET ASSETS ADJUSTMENT		11

2.1.	Sale and Purchase; Purchase Price	11

2.2.	Closing	11

2.3.	Closing Deliverables	11

2.4.	Net Assets Adjustment	13

2.5.	Part 12 Holdback	16

2.6.	The Seller Representative	18

2.7.	Escrow Amount	19

2.8.	Tax Withholding	20

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		20

3.1.	Power and Authority; Authorization and Execution; Enforceability	20

3.2.	Noncontravention	20

3.3.	Ownership of Shares; Transfer	20

3.4.	Brokers’ or Finders’ Fees	21

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

4.1.	Formation, Existence and Good Standing	21

4.2.	Power and Authority; Authorization and Execution; Enforceability	21

4.3.	Governmental Consents	21

4.4.	No Conflicts	21

4.5.	Qualification as a Foreign Corporation	22

4.6.	Organizational Documents; Minute Books	22

4.7.	Capitalization	22

4.8.	No Subsidiaries	23

4.9.	Financial Statements	23

4.10.	No Undisclosed Liabilities	23

4.11.	Changes Since Interim Balance Sheet Date	23

4.12.	Real and Personal Property	25

4.13.	Contracts	26

4.14.	Litigation and Orders	27

4.15.	Taxes	28

4.16.	Intellectual Property	30

4.17.	Employee Benefit Plans	31

4.18.	Employee Matters	34

4.19.	Environmental Laws and Regulations	34

4.20.	Governmental Authorizations	36

4.21.	Compliance with Laws	36

4.22.	Insurance	36

4.23.	Material Customers	36

4.24.	Material Suppliers	36

4.25.	Bank Accounts	37

4.26.	Accounts Receivable	37

4.27.	Inventory	37

4.28.	Government Contractor Status	37

4.29.	Absence of Questionable Payments	38

4.30.	Affiliate Transactions	38

4.31.	Products	38

4.32.	Certain Proceedings	39

4.33.	Broker’s or Finder’s Fees	39

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER		39

5.1.	Organization, Existence and Good Standing; Organizational Documents	39

5.2.	Power and Authority; Authorization and Execution; Enforceability	39

5.3.	Governmental Consents	39

5.4.	No Conflicts	40

5.5.	Certain Proceedings	40

5.6.	Financing	40

5.7.	Investment Status	40

5.8.	Broker’s or Finder’s Fees	40

SECTION 6. COVENANTS OF THE COMPANY AND SELLERS PRIOR TO CLOSING		40

6.1.	Access	40

6.2.	Conduct of Business	41

6.3.	Commercially Reasonable Efforts	42

6.4.	Assistance with Permits and Filings	42

6.5.	Exclusive Dealing	42

6.6.	Regulatory Approvals; Other Actions	42

6.7.	Adoption of Certain Plans	43

SECTION 7. COVENANTS OF THE BUYER PRIOR TO CLOSING		43

7.1.	Commercially Reasonable Efforts	43

7.2.	Assistance with Permits and Filings	43

7.3.	Regulatory Approvals; Other Actions	43

SECTION 8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		44

8.1.	Accuracy of Representations and Warranties	44

8.2.	Performance	44

8.3.	Buyer Closing Certificate	45

8.4.	Buyer Closing Documents	45

8.5.	Consents	45

8.6.	No Prohibition	45

8.7.	HSR Act Matters	45

8.8.	Sander’s Loan	45

SECTION 9. CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE		45

9.1.	Accuracy of Representations and Warranties	45

9.2.	Performance	46

9.3.	Company Closing Certificate	46

9.4.	Other Closing Documents	46

9.5.	Consents	46

9.6.	No Prohibition	46

9.7.	HSR Act Matters	46

9.8.	New Facility	46

9.9.	Sander’s Loan	46

9.10.	Audited Financials

SECTION 10. TERMINATION		46

10.1.	Termination Events	46

10.2.	Right to Cure	47

10.3.	Effect of Termination	48

SECTION 11. INDEMNIFICATION; REMEDIES		48

11.1.	Survival	48

11.2.	Indemnification by the Sellers	49

11.3.	Indemnification by the Buyer	50

11.4.	Limitations	50

11.5.	Third Party Claims	52

11.6.	Procedure for Indemnification – Other Claims	53

11.7.	Escrow	53

11.8.	Mitigation	54

11.9.	Subrogation	54

11.10.	Exclusivity of Remedies	54

SECTION 12. TAX MATTERS		54

12.1.	Proration of Taxes	54

12.2.	Tax Returns	54

12.3.	Refunds and Tax Benefits	55

12.4.	Inter-period Adjustments	56

12.5.	Cooperation on Tax Matters	56

12.6.	Tax Proceedings	56

12.7.	Transfer Taxes	57

12.8.	Termination of Tax Sharing Agreements	57

12.9.	Noncompetition	58

SECTION 13. OTHER POST-CLOSING COVENANTS		58

13.1.	Transaction Costs	58

13.2.	Confidentiality	58

13.3.	Further Assurances	58

13.4.	Public Announcements	58

13.5.	Employees and Employee Matters	59

13.6.	Noncompetition	59

13.7.	Records Retention and Access	60

13.8.	Company 401(k) Plans	61

SECTION 14. MISCELLANEOUS PROVISIONS		61

14.1.	Notices	61

14.2.	Waiver	62

14.3.	Entire Agreement	63

14.4.	Amendments	63

14.5.	Assignment; Binding Effect	63

14.6.	No Third-Party Beneficiaries	63

14.7.	Specific Performance	63

14.8.	Attorney’s Fees and Expenses	64

14.9.	Disclosure Schedules	64

14.10.	Severability	65

14.11.	Governing Law	65

14.12.	Venue	65

14.13.	Counterparts	65

14.14.	Waiver of Jury Trial	65

14.15.	Negotiation and Drafting	65

LIST OF EXHIBITS

Exhibit A	Capitalization Table

Exhibit B	Rejection Claim Decision Tree

LIST OF SCHEDULES

Schedule 4.1	Formation, Existence and Good Standing

Schedule 4.2	Power and Authority; Authorization and Execution; Enforceability

Schedule 4.3	Governmental Consents

Schedule 4.4	No Conflicts

Schedule 4.5	Qualification as a Foreign Corporation

Schedule 4.6	Organization Documents; Minute Books

Schedule 4.7	Capitalization

Schedule 4.8	No Subsidiaries

Schedule 4.9	Financial Statements

Schedule 4.10	No Undisclosed Liabilities

Schedule 4.11	Changes Since Interim Balance Sheet

Schedule 4.12	Real and Personal Property

Schedule 4.13	Contracts

Schedule 4.14	Litigation and Orders

Schedule 4.15	Taxes

Schedule 4.16	Intellectual Property

Schedule 4.17	Employee Benefit Plans

Schedule 4.18	Employee Matters

Schedule 4.19	Environmental Laws and Regulations

Schedule 4.20	Governmental Authorizations

Schedule 4.21	Compliance with Laws

Schedule 4.22	Insurance

Schedule 4.23	Material Customers

Schedule 4.24	Material Suppliers

Schedule 4.25	Bank Accounts

Schedule 4.26	Accounts Receivable

Schedule 4.27	Certain Proceedings

Schedule 4.28	Broker’s or Finder’s Fees

Schedule 8.5	Company Consents

Schedule 9.5	Buyer Consents

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of December, 2010, by and among Eclipse Electronic Systems, Inc., a Texas corporation (the “Company”), all of the holders of the common stock, no par value (the “Common Stock”), of the Company (each, individually, a “Seller” and, collectively, the “Sellers”) and Esterline Technologies Corporation, a Delaware corporation (the “Buyer”). The Company, the Sellers and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

The Company designs and manufactures embedded communications intercept receivers for Signals Intelligence applications (the “Business”).

The Sellers collectively own all of the Company’s issued and outstanding Common Stock (the “Shares”) with each owning the Shares as set forth on Exhibit A hereto.

On the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell all of the issued and outstanding Shares to the Buyer, and the Buyer desires to purchase such Shares from the Sellers.

NOW, THEREFORE, in consideration of the premises and the terms and provisions of this Agreement, the Parties agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Certain Definitions. As used in this Agreement, the terms below have the following meanings:

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person; provided, however, that for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other equity securities, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1980, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws, rules and regulations and other legal requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plan” means any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long-term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in ERISA Section 3(3) and any program to which IRC Section 6039D applies.

“Buyer Closing Documents” means (a) the Buyer Closing Certificate executed and delivered by the Buyer as contemplated by Section 8.3 and (b) the agreements and documents executed and delivered by the Buyer at the Closing pursuant to Section 2.3(c).

“Buyer Disclosure Schedule” means the disclosure schedule delivered to the Seller by the Buyer pursuant to Section 5 setting forth disclosures supplementing, modifying or qualifying the representations and warranties in Section 5.

“Buyer Plan” means any Benefit Plan of the Buyer.

“Buyer Specified Representations” means the representations and warranties of the Buyer contained in Section 5.1, Section 5.2 and Section 5.8.

“Closing Documents” means the Buyer Closing Documents and the Company Closing Documents.

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement dated as of June 29, 2010, by and between PBW, on behalf of the Company, and the Buyer.

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a) the transactions described or referred to in Section 2.1; and

(b) the performance by the Parties of their respective covenants and agreements contained in this Agreement.

“Contract” means any agreement, contract, promise or undertaking (whether written or oral) that is legally binding.

“Company Closing Documents” means (a) the Company Closing Certificate executed and delivered by the Company as contemplated by Section 9.3, and (b) the agreements and documents executed and delivered by the Company at the Closing pursuant to Section 2.3(b).

“Company Disclosure Schedule” means the disclosure schedule delivered to the Buyer by the Company pursuant to Section 4 setting forth disclosures supplementing, modifying or qualifying the representations and warranties in Section 4.

“Company Plan” means each Benefit Plan sponsored by the Company or to which the Company has (or could have) a contribution obligation or any other Liability, whether fixed or contingent, including an obligation to make a payment of withdrawal liability under ERISA Section 4201, or with respect to which an agreement under ERISA Section 4204 is effective.

“Company Specified Representations” means the representations and warranties of the Company contained in Section 4.1, Section 4.2 and Section 4.7 and Section 4.33.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Company Disclosure Schedule.

“DOL” means the United States Department of Labor.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Claims” means any and all demands, claims, liens, notices of noncompliance or violation, formal requests for information by a Governmental Body, investigations or Proceedings relating in any way to any Environmental Law or any Governmental Authorization issued under any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by any Governmental Body for enforcement, cleanup, removal, response, remedial or other actions or Losses pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking Losses, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the Environment.

“Environmental Law” means any Legal Requirement imposing liability or standards of conduct concerning, or otherwise relating to, pollution or protection of the Environment, including Legal Requirements relating to emissions, discharges or releases of pollutants, contaminants, chemicals, noises, odors or toxic, industrial or hazardous substances, materials or wastes into the Environment or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Reports” means any written site assessment reports, audits, studies and related documents that describe, analyze or evaluate the past or present state of compliance of any applicable real property with any Environmental Law or the presence or absence of Hazardous Materials on such real property.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Wells Fargo Bank, National Association, Corporate Trust Services, 1300 SW Fifth Avenue, 11th Floor, Portland, Oregon 97201.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, county, local, municipal, foreign or other government;

(c) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official or entity and any court); or

(d) body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos, asbestos containing materials, chlorofluorocarbons or other ozone deleting substances or polychlorinated biphenyls and (b) any chemical, material or substance defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “dangerous waste,” “toxic substance,” “toxic pollutant,” “toxic waste,” “regulated substance” or any similar term under any Environmental Law or the presence of which requires investigation or remediation under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

“Indemnified Party” means, with respect to any matter, the Party entitled to seek indemnification with respect to such matter pursuant to Section 11.

“Indemnifying Party” means, with respect to any matter, the Party obligated to provide indemnification with respect to such matter pursuant to Section 11.

“Interim Balance Sheet Date” means July 31, 2010.

“Inventory” means all inventory of the Company, including raw materials, work-in-process, finished goods and related supplies, whether (a) located at the Company, (b) in transit from the Company’s suppliers, (c) held for delivery by the Company’s suppliers or (d) held on consignment for the Company by third parties.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means the actual knowledge that the following individuals, as applicable, currently have or would have upon completion of a reasonably comprehensive investigation regarding the accuracy of the representation or warranty with respect to which the term “Knowledge” is used: (a) when the term “Knowledge” is used with respect to the Company, Jeffery C. Sanders, Conrad Romberg, Thomas Bradley, John Reeves, Dana Rogers (as to Sections 4.17 and 4.18 only), John Payne, Bill Broyles and Ken Maples, and (b) when the term “Knowledge” is used with respect to the Buyer, its officers.

“Legal Requirement” means any federal, state or local Order, constitution, law, code, ordinance, principle of common law, regulation, rule or statute, in each case as in effect on the date of the applicable representation, warranty, covenant, or other provision in which such term is used.

“Liability” means any direct or indirect debt, obligation or liability of any nature, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of any Person.

“Lien” means any mortgage, deed of trust, lien, security interest, easement, right of way, restriction or encumbrance.

“Losses” means, subject to any applicable limitation set forth in this Agreement, any loss, damage, liability, judgment or reasonable expense, including reasonable attorney’s fees and disbursements.

“Material Adverse Effect” means any event, change, condition, circumstance, state of facts or effect that has had a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company; provided, however, that in no event shall any of the following (or the effects or consequences thereof) constitute a “Material Adverse Effect” or be considered in determining whether a “Material Adverse Effect” has occurred or will occur: (a) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or the Contemplated Transactions or any actions taken in compliance herewith or otherwise with the consent of the Buyer, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees, independent contractors or other third parties with whom the Company has any relationship, (b) any event, change, condition, circumstance, state of facts or effect, including a diminution in value, related to the Company or any of its respective businesses, properties, assets, results of operations or financial condition, that is described in the Company Disclosure Schedule or the Sellers Disclosure Schedule in sufficient detail to put the Buyer on notice of the potential adverse effect, (c) any change in any Legal Requirement or any interpretation thereof applicable or potentially applicable to any of the products or services provided by or operations of the Company, (d) changes generally affecting the United States aerospace industry or the markets in which the Company operates, provided that the Company is not disproportionately impacted, (e) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, provided that the Company is not disproportionately impacted, (f) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date hereof, provided that the Company is not disproportionately impacted, and (g) changes in accounting principles, or GAAP (or any interpretation thereof; provided that such changes are not a result of Company’s election or voluntary changes in policies or procedures).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means, with respect to an action taken or obligation incurred by a Person, such action or obligation is consistent in nature with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and shall be deemed to include any actions taken and obligations incurred (including any Transaction Costs) in connection with the Contemplated Transactions and the Closing.

“Organizational Documents” means (a) with respect to a corporation, the articles of incorporation and the bylaws of such corporation, and any amendment to any of the foregoing.

“New Facility Agreement” means that certain North Texas Commercial Association of Realtors Commercial Contract of Sale between F G Synergy Park Inc. and Eclipse Electronic Systems, Inc. and/or assigns effective as of August 11, 2010, and all addenda, exhibits, modifications and amendments thereto.

“PBW” means Philpott, Ball & Werner.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) inchoate Liens in the nature of zoning restrictions, and easements, rights or restrictions of record on the use of real property, none of which interferes in any material respect with the present use of such real property, (c) inchoate Liens to secure landlords, lessors or others who enter into leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Legal Requirements, and (e) Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure amounts not yet due and payable.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust (including a business trust), association, Governmental Body or other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date.

“Proceeding” means any action, arbitration, suit or proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

“Representative” means, when used with respect to any Person, any stockholder, member, partner, owner, director, trustee, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sellers Specified Representations” means the representation and warranties of the Sellers contained in Section 3.1, Section 3.3, and Section 3.4.

“Straddle Period” mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, employment, social security, workers compensation, unemployment, disability, real property, real property gains, personal property, windfall profit, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, customs, value added, severance, environmental, alternative or add-on minimum, estimated or other similar tax (including any fee, assessment, levy, tariff, charge or duty in the nature of or in lieu of any tax) imposed by any Governmental Body, and any interest, penalties, additions or additional amounts in respect of the foregoing, whether disputed or not. The term “Tax” includes, with respect to any

Person, such Person’s liability for Taxes imposed on any consolidated or combined basis.

“Tax Proceeding” means any Proceeding relating to the determination of any Taxes of the Company.

“Tax Return” means any return (including any information return), declaration, report, claim for refund, statement, schedule, notice, form or other document or information or amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Transaction Costs” means, when used with respect to any Person, all out-of-pocket legal, accounting, consultant and other fees, costs and expenses incurred or paid by such Person in connection with (a) the negotiation of the Contemplated Transactions, (b) providing documents and information to any other Person or its Representatives in connection with the Contemplated Transactions, (c) any due diligence investigation conducted by such Person in connection with or for the purpose of evaluating the Contemplated Transactions, (d) the negotiation, preparation, execution or delivery of this Agreement or any agreement or document negotiated or delivered pursuant hereto or thereto, (e) complying with obligations required to be performed or conditions required to be satisfied at or prior to the Closing pursuant to the terms of this Agreement or any agreement or document referred to in clause (d) of this sentence, or (f) the consummation of the Closing; provided, however, that the term “Transaction Costs” does not include any transfer Tax or other Taxes, fees, charges and amounts described in Section 12.7.

“Treasury Regulations” means the federal income Tax regulations promulgated under the IRC, as such Treasury Regulations may be amended from time to time, and shall also include proposed and temporary federal income Tax regulations and proposed amendments to Treasury Regulations, as they shall exist from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of predecessor or successor Treasury Regulations.

“Welfare Plan” means any Welfare Plan (as defined in ERISA Section 3(1)).

1.2. Other Defined Terms. The following is a list of additional terms used in this Agreement and a reference to the Section in which such term is defined:

Term	Section
Accounting Firm	Section 2.4

Agreement	Preamble

Base Net Assets	Section 2.4

Business	Recitals

Business Records	Section 13.7(a)

Buyer	Preamble

Buyer Closing Certificate	Section 8.3

Cap Amount	Section 11.4(b)

Closing	Section 2.2

Closing Date	Section 2.2

Closing Date Cash Consideration	Section 2.1(b)

Closing Date Net Assets	Section 2.4

Closing Date Net Assets Calculation	Section 2.4

COBRA	Section 4.17(b)(i)

Common Stock	Preamble

Company	Preamble

Company Closing Certificate	Section 9.3

Continued Employees	Section 13.5

Controlled Group Plans	Section 4.17(b)(ix)

Deductible	Section 11.4(a)

Deficiency	Section 10.2

DFVC	Section 13.8

DOJ	Section 6.6

Effective Time	Section 2.2

EPCRS	Section 13.8

Escrow Amount	Section 2.1(b)

Estimated Net Assets	Section 2.4

Financial Statements	Section 4.9(a)

FTC	Section 6.6

Intellectual Property	Section 4.16(b)

Interim Balance Sheet	Section 4.9(a)(iii)

Leased Real Property	Section 4.12(b)

Material Customers	Section 4.23

Material Suppliers	Section 4.24

Net Assets	Section 2.4

Net Assets Adjustment Payment	Section 2.4

Net Assets Holdback	Section 2.4

Part 15 Claim	Section 2.5(b)

Parties	Preamble

Party	Preamble

Patents and Trademarks	Section 4.16(b)

Purchase Price	Section 2.1(b)

RFP	Section 2.5(e)

RFQ	Section 2.5(e)

Rejection Claim	Section 2.5(b)

Restriction Period	Section 13.6

Seller	Preamble

Seller Property and Casualty Insurance Policies	Section 4.22

Seller Representative	Section 2.6(a)

Sellers	Preamble

Shares	Recitals

Successor Seller Representative	Section 2.6(g)

Survival Date	Section 11.1

Tax Benefit	Section 12.3

Tax Records	Section 13.7(a)

Third Party Claim	Section 11.5(a)

VFCP	Section 13.8

1.3. Interpretation. Unless otherwise specified herein or unless the context hereof otherwise requires, the following rules of interpretation apply:

(a) when used in this Agreement, the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) all headings and captions contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references herein to a “Section,” “Exhibit,” or “Schedule” are to the designated Section of the main body of this Agreement, or to the designated Exhibit or Schedule attached to this Agreement;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(e) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(f) words in this Agreement denoting any gender include the other gender;

(g) a defined term herein has its defined meaning throughout this Agreement and in each Exhibit, Schedule and Disclosure Schedule, regardless of whether such defined term appears before or after the place where it is defined;

(h) a reference herein to any, legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations issued thereunder or pursuant thereto;

(i) references herein to “$” or “dollars” refer to U.S. dollars; and

(j) to the extent this Agreement refers to information or documents having been delivered, furnished, provided or made available to the Buyer, the Sellers shall be deemed to have satisfied such obligation if the Company, any Seller, any Affiliate of the Company or any Seller or any Representative of the Company or any Seller has delivered or provided such information or document (or made such information or document available by posting such information or document in the Shadow Document Room hosted by Firmex) to the Buyer or any Representative of the Buyer.

SECTION 2. SALE AND PURCHASE; CLOSING; NET ASSETS ADJUSTMENT

2.1. Sale and Purchase; Purchase Price.

(a) Sale and Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, assign, transfer and convey to the Buyer, and the Buyer will purchase and accept from such Seller, all of the Shares owned by such Seller (which number of Shares is set forth opposite such Seller’s name under the heading “Number of Shares Owned” on Exhibit A hereto).

(b) Purchase Price. The aggregate purchase price to be paid by the Buyer to the Sellers for the Shares (the “Purchase Price”) is (i) Ninety Eight Million Dollars ($98,000,000) (the “Closing Date Cash Consideration”), (ii) plus Six Million Dollars ($6,000,000) (the “Escrow Amount”), (iii) plus Fourteen Million Dollars ($14,000,000) (the “Part 12 Holdback”), (iv) plus the Net Assets Adjustment Payment, if any, that the Buyer is required to pay to the Seller Representative, on behalf of the Sellers, pursuant to Section 2.4(e), (v) plus Two Million Dollars ($2,000,000) (the “Net Assets Holdback”), and (iv) minus the Net Assets Adjustment Payment, if any, that the Seller Representative is required to instruct the Escrow Agent to release to the Buyer pursuant to Section 2.4(e).

2.2. Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place (a) at 10:00 a.m. Central Time at the offices of Strasburger & Price, L.L.P., 901 Main Street, Suite 4400, Dallas, Texas, on the second business day after the first day on which all of the conditions set forth in Section 8 and Section 9 have been fulfilled or waived (other than any conditions that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time and place as the Company and the Buyer mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed to have occurred and to be effective as of 12:01 a.m., Central Time on the Closing Date (the “Effective Time”).

2.3. Closing Deliverables.

(a) At the Closing, each Seller shall deliver to the Buyer the following:

(i) Either (A) the original certificates representing all of the Shares owned by such Seller, duly endorsed in blank by such Seller or accompanied by transfer powers duly endorsed in blank by such Seller, or (B) an affidavit of loss duly executed by such Seller, reasonably satisfactory in form to the Buyer; and

(ii) a certificate of non-foreign status duly executed by such Seller which meets the requirements of Treasury Regulations Section 1.14452(b)(2).

(b) At the Closing, the Company shall deliver to the Buyer:

(i) a certificate, in form and substance reasonably satisfactory to the Company and the Buyer, duly executed on behalf of the Company by an officer of the Company and certifying (A) the resolutions adopted by the Board of Directors of the Company approving the Contemplated Transactions, (B) the Company Organizational Documents and (C) the incumbency and specimen signature of each officer of the Company executing this Agreement and the Company Closing Documents;

(ii) duly executed resignations pursuant to which each officer of the Company resigns from all of his or her officer positions with the Company effective immediately after consummation of the Closing on the Closing Date;

(iii) duly executed resignations pursuant to which each member of the Company’s Board of Directors resigns his or her position on the Company’s Board of Directors effective immediately after consummation of the Closing on the Closing Date;

(iv) the corporate minute book of the Company;

(v) evidence, reasonably acceptable to the Buyer, of the pay off and termination of any credit facility to which the Company is a party;

(vi) executed copies of employment agreements between the Buyer and each of the following: Conrad Romberg (through March 31, 2011), Jeffery C. Sanders (through the 2nd anniversary of Closing) and John Payne (through the first anniversary of Closing);

(vii) executed copies of consulting agreements, in form and substance acceptable to the Buyer, between the Buyer and each of the following: John Reeves (for two years following Closing), and Conrad Romberg and Jeffery C. Sanders (commencing following the expiration of their employment term and continuing for an additional two years);

(viii) evidence, reasonably acceptable to the Buyer that the persons involved with the development of any Company Intellectual Property have assigned any rights and interest in such Intellectual Property to the Company;

(c) At the Closing, the Buyer shall:

(i) deliver to the Sellers the Closing Date Cash Consideration, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative to the Buyer;

(ii) deliver to the Escrow Agent (A) the Escrow Amount, and (B) the Net Assets Holdback, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by the Escrow Agent to the Buyer;

(iii) deliver to the Seller Representative a certificate, in form and substance reasonably satisfactory to the Seller Representative and the Buyer, duly executed on behalf of the Buyer by an officer of the Buyer and certifying (A) the resolutions adopted by the Board of Directors of the Buyer approving the Contemplated Transactions, (B) the Organizational Documents of the Buyer and (C) the incumbency and specimen signature of each officer of the Buyer executing this Agreement and the Buyer Closing Documents;

(iv) deliver to the Seller Representative and the Escrow Agent the Escrow Agreement, duly executed by the Buyer;

(v) executed copies of employment agreements between the Buyer and each of the following: Conrad Romberg (through March 31, 2011), Jeffery C. Sanders (through the 2nd anniversary of Closing) and John Payne (through the first anniversary of Closing);

(vi) executed copies of consulting agreements, in form and substance acceptable to the Buyer, between the Buyer and each of the following: John Reeves (for two years following Closing), and Conrad Romberg and Jeffery C. Sanders (commencing following the expiration of their employment term and continuing for an additional two years).

(d) At the Closing, the Seller Representative shall deliver to the Buyer and the Escrow Agent the Escrow Agreement duly executed by the Seller Representative.

2.4. Net Assets Adjustment.

(a) As used herein, (i) the term “Net Assets” means the amount determined by subtracting the liabilities of the Company from the assets of the Company (and excluding from such calculation any deferred Tax assets or liabilities reflecting temporary differences between book and Tax income) and (ii) the term “Base Net Assets” means, he Net Assets of the Company as of

July 31, 2010, which was Sixteen Million Seven Thousand Fifteen Dollars ($16,007,015).

(b) At least five days prior to the Closing, the Seller Representative shall deliver to Buyer a written determination of the Net Assets as of 11:59 p.m. Central Time on November 30, 2010 (“Estimated Net Assets”), which written determination shall contain reasonable detail and supporting documents showing the computation of such determination and the components of assets and liabilities included therein. The principles, specifications and methodologies for determining Estimated Net Assets, including the components of the assets and the components of the liabilities to be included therein, shall be as specified in Schedule 2.4 and shall be consistent with the calculation of the Base Net Assets and GAAP. If Estimated Net Assets exceed Base Net Assets, the difference shall be added to the Closing Date Cash Consideration. If Estimated Net Assets are less than Base Net Assets, the Closing Date Cash Consideration shall be reduced by the difference.

(c) Within 60 days after the Effective Time, the Buyer shall deliver to the Seller Representative a written determination of the Net Assets as of 11:59 p.m. Central Time on the day before the Closing Date (“Closing Date Net Assets”), which written determination shall contain reasonable detail and supporting documents showing the computation of such determination and the components of assets and liabilities included therein. The principles, specifications and methodologies for determining Closing Date Net Assets, including the components of the assets and the components of the liabilities to be included therein, shall be as specified in Schedule 2.4. Each Party shall have reasonable access to the relevant financial books and records of the Company to confirm or audit Closing Date Net Assets computations. If the Seller Representative disagrees with the Buyer’s determination of Closing Date Net Assets, the Seller Representative shall notify the Buyer in writing within 20 days after the Buyer’s delivery of its determination of Closing Date Net Assets and state in reasonable detail the basis for such disagreement. Failure of the Seller Representative to deliver such a notice of disagreement within such 20 day period shall constitute the Sellers’ acceptance of the Buyer’s determination of Closing Date Net Assets as delivered to the Seller Representative under this Section 2.4. If the Seller Representative and the Buyer fail to agree within 30 days after the Seller Representative’s delivery of notice of disagreement on the amount of Closing Date Net Assets, such disagreement shall be resolved in accordance with the procedures set forth in Section 2.4(d), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of the amount of Closing Date Net Assets under this Section 2.4.

(d) In the event that the Seller Representative and the Buyer are not able to agree on the Closing Date Net Assets within 30 days after the Seller Representative’s delivery of notice of disagreement pursuant to Section 2.4(c), the Seller Representative and the Buyer shall each have the right to require that such disputed determination be submitted to BDO Seidman, or if BDO Seidman is not available for any reason or does not maintain its independent status, Grant Thornton, LLP or such other independent certified public accounting firm as the Seller Representative and Buyer may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Closing Date Net Assets). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Closing Date Net Assets under this Section 2.4. If issues are submitted to the Accounting Firm for resolution, (i) each Seller, the Company and the Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that Party or its agents, and the Seller Representative and the Buyer shall be afforded the opportunity to present to the Accounting Firm any material relating to the disputed issues and to discuss the issues with the Accounting Firm; (ii) the determination by the Accounting Firm, as set forth in a notice to be delivered to both the Seller Representative and the Buyer within 60 days of the submission to the Accounting Firm, of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of Closing Date Net Assets; and (iii) one-half of the Accounting Firm’s fees and expenses shall be paid by the Sellers, and one-half of such fees and expenses shall be paid by the Buyer. The final calculation of Closing Date Net Assets pursuant to this Section 2.4, as determined pursuant to this Section 2.4, is referred to herein as the “Closing Date Net Assets Calculation.”

(e) If the Closing Date Net Assets Calculation as finally agreed upon or determined pursuant to this Section 2.4 equals or exceeds the Estimated Net Assets, the Buyer shall direct the Escrow Agent to pay the Seller Representative, on behalf of the Sellers the Net Assets Holdback. In addition, if the Closing Date Net Assets Calculation exceeds the Estimated Net Assets, then the Buyer shall pay to the Seller Representative, on behalf of the Sellers, an amount equal to such excess with interest. If the Estimated Net Assets exceed the Closing Date Net Assets Calculation as finally agreed upon or determined pursuant to this Section 2.4, the Seller Representative shall direct the Escrow Agent to pay the Buyer out of the Net Assets Holdback an amount equal to such excess with interest. If the difference between the Estimated Net Assets and the Closing Date Net Assets Calculation exceeds the Net Assets Holdback, then the Sellers (on a several basis) will pay the amount of such excess to the Buyer. Any payment required to be made pursuant to this Section 2.4(e), is referred to as the “Net Assets Adjustment Payment.” The Net Assets Adjustment Payment, together with interest thereon from the Closing Date until the date of payment at the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Southwest Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date, shall be paid by the Escrow Agent and, if applicable, the Buyer to the Seller Representative, by the Escrow Agent to the Buyer or by the Sellers to the Buyer, as the case may be, by wire transfer of immediately available funds to an account designated in writing by the Party that is to receive the Net Assets Adjustment Payment, not later than five days after the amount of the Net Assets Adjustment Payment is finally agreed upon or determined pursuant to this Section 2.4. After payment of the Net Assets Adjustment Payment or if no Net Assets Adjustment Payment is required, any amount of the Net Assets Holdback and any interest thereon remaining on deposit with the Escrow Agent, if any, shall be paid to the Seller Representative, on behalf of the Sellers.

2.5. Part 12 Holdback.

(a) Holdback Generally. The $14,000,000 Part 12 Holdback will be held in a separate escrow account and will be released to the Sellers incrementally over three years ($5,000,000 thirty days after the first anniversary of the Closing, $5,000,000 thirty days after the second anniversary and the balance thirty days after the third anniversary, subject to actual and pending claims). The Part 12 Holdback account shall bear interest at money market interest rates for the benefit of the party ultimately receiving such funds.

(b) Types of Claims. The Part 12 Holdback will be paid to the Sellers unless the Company has been unsuccessful in defending a challenge to Federal Acquisition Regulations Part 12 classification. The defense of a Part 12 classification challenge will be considered unsuccessful for purposes of the Part 12 Holdback, if and only if, one of the following events occurs: (i) a challenged commercial catalog product is sold on a Part 15 basis (a “Part 15 Claim”), or (ii) a contract is rejected because the purchaser will only buy a commercial catalog product on a Part 15 basis and the Company refuses to sell the product on that basis, as defined by the decision tree shown in Exhibit B “Rejection Business Claim Decision Tree” (a “Rejection Claim”).

(c) EBITDA Thresholds. Notwithstanding the foregoing, no claim against the Part 12 Holdback shall be paid for a Rejection Claim incurred during a particular year if the Company’s actual EBITDA meets or exceeds the forecasted EBITDA for the relevant year. For purposes of the payment of the Part 12 Holdback, the forecasted EBITDA for each year during the Part 12 Holdback period is:

Jan-Dec 2011: $14,548,000

Jan-Dec 2012: $15,994,000

Jan-Dec 2013: $18,733,000

For purposes of this Agreement, EBITDA will be understood to mean the earnings of the Company before adjustments for interest, taxes, depreciation and amortization, all calculated on a GAAP basis from the Company’s regularly prepared financial statements.

(d) Determination of Claim Amount.

(i) For Part 15 Claims, the amount of the Buyer’s claim will be calculated by deducting the net present value (using a 5% discount rate) of the stream of payments anticipated to be received under the accepted contract from the net present value (using a 5% discount rate) of the same stream of payments if the purchaser had paid the gross commercial catalog sales price for the products. The anticipated ship dates in the supply agreement or purchase order will be used as the anticipated payment dates for purposes of the net present value calculation. The Buyer will assert claims against the Part 12 Holdback promptly after the Company’s acceptance of the supply agreement or purchase order, but in any event, prior to the final distribution of the Part 12 Holdback.

(ii) For Rejection Claims, the amount of the claim will be 31% of the then-current gross commercial catalog sales price for products identified on a refused contract. Rejection Claims will be asserted by the Buyer within 30 days following the final determination of EBITDA for the period relating to the claim. For example, if 10 units were to have been delivered in March 2011 and 20 units in September 2011, the Buyer will submit a Rejection Claim, if applicable, with respect to the 30 units in January 2012. If the rejected contract included shipments after the third anniversary of the Closing, the claim related to those shipments will be discounted (at a 5% discount rate) back to the third anniversary of the Closing Date. Such Rejection Claims with respect to shipments scheduled following the third anniversary will be permitted only if the applicable EBITDA threshold was not met for the final period of the Part 12 Holdback period.

(e) Other Part 12 Holdback Procedures. If a Request for Proposal (“RFP”) or Request for Quotation (“RFQ”) has not been finally accepted or rejected but an annual distribution to the Sellers is upcoming, the Buyer may submit a notice to the Escrow Agent causing that such distribution shall be delayed until after it is determined if either a Part 15 Claim or a Rejection Claim may be asserted with respect to the subject contract. Any challenge to Part 12 classification arising with respect to proposals or solicitations first submitted after the third anniversary of the Closing will not result in any claim against the sellers or adjustment to the purchase price. In no event shall the total Part 12 indemnification claims exceed the Part 12 Holdback. On a given distribution date, if there are no pending claims, the Escrow Agent will distribute to the Sellers, pro rata in accordance with their Share ownership, (i) the amount to be distributed on such date pursuant to Section 2.5(a), minus (ii) the amount of any

Part 15 Claim and Rejection Claim payments made to the Buyer during such annual period, plus (iii) the amount of interest earned on the amount to be distributed to the Sellers. If a claim is currently pending at the time of the distribution of the holdback, only the potential amount of such claim shall be held back and the distribution of that potential claim shall be made within five business days of the resolution of the last of the pending claims.

2.6. The Seller Representative.

(a) Each Seller hereby constitutes and appoints Jeffery C. Sanders as its representative and true and lawful agent and attorney-in-fact (in such capacity, the “Seller Representative”) with full power and authority in each of their names and on behalf of each of them:

(i) to act on behalf of each of them in the absolute discretion of the Seller Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the account for payment of any payments to be made to such Seller pursuant to this Agreement; (B) act pursuant to Section 2.4 with respect to the Estimated Net Assets and Closing Date Net Assets Calculation determinations and all other determinations related thereto; (C) execute and deliver any waiver, consent or amendment under or pursuant to this Agreement; (D) act, with specific direction from the Sellers, as applicable, in connection with any matter as to which the Sellers have or are alleged to have indemnity obligations, or as to which any Seller is or claims to be an Indemnified Party under Section 11; (E) act, give and receive notices pursuant to any provision of this Agreement; (F) execute, with specific direction from the Sellers, waivers on behalf of the Sellers as contemplated by Section 14.2; and (G) receive and accept such notices or correspondence, execute such other documents, and take such other actions as are provided herein to be received, accepted, executed or taken by the Seller Representative; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable, to effectuate the provisions of this Section 2.4(e).

(b) The foregoing appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of Law or by the occurrence of any other event. By execution of the “Acceptance and Agreement of Seller Representative” attached hereto, Jeffery C. Sanders accepts such appointment and grant.

(c) Each Seller consents to the taking by the Seller Representative of any and all actions and the making by the Seller Representative of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 2.4(e), and agrees that each such action or decision shall bind such Seller.

(d) Each Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder.

(e) The Buyer shall be entitled to conclusively rely, without any independent verification or inquiry, upon any document or notice delivered by the Seller Representative or upon any other action taken by the Seller Representative as (i) genuine and correct and (ii) having been duly signed or sent or taken by the Seller Representative.

(f) Payments made to or as directed by the Seller Representative under Section 2.3(c), Section 2.6 or any other provision of this Agreement are sufficient and binding to the same extent as though such payments were made directly to the appropriate Seller. The Buyer shall not have any responsibility or liability for any further delivery or application of any such payment, it being agreed by the Sellers that, on the terms set forth herein, (i) any payment the Buyer is required to make hereunder to any Seller may be made to or as directed by the Seller Representative on behalf of such Seller, as the case may be, (ii) the Sellers shall determine among themselves the amount due to each Seller from each payment made to or as directed by the Seller Representative hereunder, and (iii) each Seller shall look solely to the Seller Representative for such Seller’s respective share of any payment made to or as directed by the Seller Representative hereunder.

(g) The Seller Representative or any successor thereto may appoint a successor Seller Representative (the “Successor Seller Representative”). To be effective, such appointment must be (i) written, (ii) signed by the outgoing Seller Representative or outgoing Successor Seller Representative as the Seller Representative hereunder, (iii) indicate such appointment, (iv) signed by the Successor Seller Representative to indicate its acceptance of such appointment and its agreement to be bound by the terms hereof pertaining to the Seller Representative, and (v) delivered to the Buyer. Upon such an appointment of a Successor Seller Representative under this Agreement, such Successor Seller Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the Seller Representative, and the predecessor Seller Representative shall be discharged from such predecessor Seller Representative’s duties and obligations under this Agreement.

2.7. Escrow Amount. The Escrow Amount will be available to satisfy indemnity claims made by the Buyer pursuant to Section 11, and any amount remaining available after 18 months from the Closing (not subject to a pending claim) will be released to the Seller Representative for distribution to the Sellers, all as provided for in more detail in the Escrow Agreement.

2.8. Tax Withholding. If Buyer determines that the withholding of any amount from the consideration payable to Sellers pursuant to this Agreement is required under any applicable Legal Requirements, Buyer will give reasonable advance written notice to Seller of such withholding obligation. Buyer will be entitled to deduct and withhold from any such payments such amounts as Buyer reasonably determines are required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. To the extent that amounts are so withheld and are paid over for Sellers’ account according to applicable Legal Requirements, such amounts will be treated for all purposes of this Agreement as having been paid to Sellers as provided in the Agreement. If Buyer’s obligation to withhold with respect to a payment to Sellers can be reduced or eliminated through the provision of a certification or applicable form, Buyer shall provide Sellers with a reasonable opportunity to provide such certification or form.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Buyer as follows:

3.1. Power and Authority; Authorization and Execution; Enforceability. Such Seller has full capacity and power to execute and deliver this Agreement and to perform such Seller’s obligations hereunder. This Agreement has been duly executed and delivered by such Seller and, subject to due execution by the other Sellers, the Company and the Buyer, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its respective terms, subject to applicable reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and general equitable remedies.

3.2. Noncontravention. Such Seller’s execution, delivery and performance and the consummation of the transactions contemplated by this Agreement will not violate in any material respect any Legal Requirement, judgment, award or decree or any material agreement or other instrument to which such Seller is a party, or by which such Seller or such Seller’s properties or assets are bound, or result in a breach of or constitute a material default under any such agreement or other instrument.

3.3. Ownership of Shares; Transfer. Such Seller is the record and beneficial owner of the Shares shown as owned by such Seller on Exhibit A, free and clear of any and all Liens and such Seller does not own any other equity, phantom or quasi-equity interest in the Company or any instrument convertible into or exchangeable for an equity or quasi-equity interest in the Company. Such Seller has not granted and is not a party to any agreement granting purchase rights, preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Shares owned by such Seller. At Closing, the delivery by such Seller of the Certificates evidencing the Shares owned by such Seller, duly endorsed for transfer or accompanied by transfer powers duly endorsed in blank, to the Buyer, will transfer ownership of such Shares free and clear of any and all Liens.

3.4. Brokers’ or Finders’ Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such Seller directly with the Buyer, without the intervention of any Person on behalf of such Seller in such manner as to give rise to any valid claim by any Person against the Buyer for a finder’s fee, brokerage commission or similar payment, other than the claim of PBW.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows:

4.1. Formation, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

4.2. Power and Authority; Authorization and Execution; Enforceability. The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under, this Agreement and the Company Closing Documents. The execution, delivery and performance by the Company of this Agreement and the Company Closing Documents have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Company Closing Documents will have been when delivered by the Company, duly executed and delivered by the Company and constitute or will constitute (when so delivered) legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as such enforceability may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and (b) general equitable principles (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.3. Governmental Consents. The execution, delivery and performance of this Agreement by the Company will not require any Consent of, or filing by the Company with or notification by the Company to, any Governmental Body, except (a) as set forth in Section 4.3 of the Company Disclosure Schedule and (b) where the failure to obtain such Consents, or to make such filings or notifications, would not (i) prevent or materially delay the consummation of the Closing, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (iii) reasonably be expected to materially affect the Company.

4.4. No Conflicts. The execution, delivery and performance of this Agreement by the Company will not (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) assuming that all Consents described in Section 4.3, or in Section 4.4 of the Company Disclosure Schedule, will have been obtained at or prior to the Closing and all filings and notifications described in Section 4.3 will have been made at or prior to the Closing, be in material conflict with, constitute a material; default under or materially violate any Legal Requirement applicable to the Company, or (c) except as shown in Section 4.4 of the Company Disclosure Schedule, require any Consent under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any material Contract to which the Company is a party or by which any of its properties or assets are bound.

4.5. Qualification as a Foreign Corporation. Section 4.5 of the Company Disclosure Schedule sets forth a complete and accurate list of the jurisdictions in which the Company is qualified to do business as a foreign corporation. There are no other jurisdictions in which the Company is required to qualify to do business as a foreign entity, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.6. Organizational Documents; Minute Books. The Company has delivered or made available to the Buyer complete and accurate copies of the Company’s Organizational Documents. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the minutes of meetings and consents in lieu of meetings contained in such minute books of the Company, all of which have been made available to the Buyer, accurately reflect in all material respects all actions, by way of vote or resolution, taken by the Shareholders and Board of Directors of the Company.

4.7. Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000 shares of Common Stock, of which 1,500 shares are issued and outstanding and held of record as shown on Exhibit A. All of the issued and outstanding shares of the Company are owned of record legally by the Sellers in the amounts as set forth on Exhibit A.

(b) No Person owns or has any rights to any shares of the Company or to acquire any shares of the Company that is not set forth on Exhibit A. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Company. Each of the Shares is duly authorized, validly issued and outstanding, fully paid and non-assessable, and were offered and sold in compliance with all applicable state and Federal securities laws, rules and regulations. None of the Shares are subject to any right of first refusal in favor of any Person. The Company has not granted and is not a party to any agreement granting control of the Company or preemptive rights, rights of first refusal or comparable rights with respect to the shares of the Company. There are no stock appreciation rights, phantom stock or similar rights in existence with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company.

4.8. No Subsidiaries. The Company does not have any subsidiaries, own any shares of stock or any equity interest in any partnership, limited liability company or other entity.

4.9. Financial Statements.

(a) The Company has delivered to the Buyer the following financial statements (the “Financial Statements”):

(i) an audited balance sheet of the Company as at July 31, 2009, and the related audited statement of earnings and statement of cash flows of the Company for the fiscal year then ended;

(ii) an audited balance sheet of the Company as at July 31, 2008, and reviewed statements of earnings and combined statement of cash flows of the Company for the fiscal year then ended; and

(iii) an audited balance sheet of the Company as at the Interim Balance Sheet Date (the “Interim Balance Sheet”), and the related audited statement of earnings and combined statement of cash flows of the Company for the fiscal year then ended.

(b) Except as set forth in Section 4.9 of the Company Disclosure Schedule, (i) the Financial Statements fairly present in all material respects the financial position of the Company as at the indicated dates, and the operating results and cash flows of the Company for the indicated periods and (ii) the Financial Statements have been prepared in accordance with GAAP (subject to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments) applied on a consistent basis throughout the periods covered.

4.10. No Undisclosed Liabilities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company has no material Liabilities except for (a) Liabilities reflected on the Interim Balance Sheet, (b) Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, and (c) Liabilities of a type that would not be required to be set forth on a balance sheet of the Company prepared in conformity with GAAP.

4.11. Changes Since Interim Balance Sheet Date. Since the Interim Balance Sheet Date, except as otherwise required or permitted by this Agreement or as set forth in Section 4.11 of the Company Disclosure Schedule, the Company has not:

(a) amended its Organizational Documents;

(b) made any sale or other transfer of any material asset, except sales of Inventory in the Ordinary Course of Business;

(c) entered into, amended or terminated any Contract, or effected any other transaction affecting its business, operations, assets or Liabilities, except (i) in the Ordinary Course of Business, or (ii) to the extent any such Contract or transaction requires aggregate payments to or from the Company after the Interim Balance Sheet Date not in excess of $75,000 per year;

(d) permitted any increase in its aggregate obligations under any operating lease to which it is a party involving personal property having a fair market value in excess of $75,000 in respect of any single operating lease or which, when added to all other such increases made by the Company after the Interim Balance Sheet Date, exceeds $150,000 in the aggregate for the Company;

(e) made any single capital expenditure in excess of $75,000, or made capital expenditures which, when added to all other such capital expenditures made by the Company after the Interim Balance Sheet Date, exceed $150,000 in the aggregate for the Company;

(f) waived, cancelled or compromised any right to receive any material payment or other material benefit owing to it, other than in the Ordinary Course of Business;

(g) settled or compromised any claim or Proceeding, other than monetary settlements the uninsured portion of which does not exceed $75,000, individually, or which, when added to the uninsured portion of all other such settlements or compromises entered into by the Company after the Interim Balance Sheet Date, does not exceed $150,000 in the aggregate for the Company;

(h) created, incurred, assumed, guaranteed, endorsed, refinanced, modified, extended, renewed or otherwise become liable for any indebtedness for borrowed money in excess of $75,000, except for borrowings in the Ordinary Course of Business pursuant to existing credit facilities disclosed pursuant to Section 4.13(a);

(i) entered into any employment agreement with, or granted any increase in the rate of wages, salaries, bonuses, benefits, severance or other remuneration of, any of its officers or employees, except for increases in salaries or wages in the Ordinary Course of Business;

(j) terminated the employment of any of its officers or any other member of its senior management;

(k) made any material bonus, pension, retirement or profit sharing distribution or payment of any kind, except in the Ordinary Course of Business;

(l) increased the benefits under, or established, amended or terminated, any bonus, insurance, severance, termination pay, deferred compensation, pension, retirement, profit sharing, option or other plan (including any Benefit Plan), except for amendments required by applicable Legal Requirements or increases in salaries or wages in the Ordinary Course of Business;

(m) made any material change to any of its financial reporting or accounting practices or policies;

(n) changed or rescinded any material Tax election, filed any amended Tax Return, executed any written waiver or extension of the statute of limitations in respect of material Taxes for which the Company may be liable, settled or compromised any material Tax liability, or surrendered any right or claim for a Tax refund;

(o) made any revaluation of any of its material assets, including the writing down or off of any material accounts receivable and the writing down of the value of any material portion of its Inventory, other than in the Ordinary Course of Business;

(p) agreed to do any of the foregoing;

(q) experienced any damage, destruction or casualty loss affecting any asset or property used in its business, the uninsured amount of which damage or destruction exceeds $75,000 in respect of any single asset or which, when added to the uninsured portion of all other such damages or destructions experienced by the Company after the Interim Balance Sheet Date, exceeds $150,000 in the aggregate; or

(r) experienced any Material Adverse Effect.

4.12. Real and Personal Property.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Disclosure Schedule lists all real property leased or subleased to the Company (the “Leased Real Property”). The Company has good and valid leasehold or use rights with respect to such parcel of leased real property, free and clear of any Liens except for Permitted Liens. To the Knowledge of the Company, each lease and sublease listed in Section 4.12(b) of the Company Disclosure Schedule is legal, valid, binding and enforceable and is in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Material

Adverse Effect. The Company has not received any written notice from any lessor under such leases asserting the existence of a default under any such lease or that the lessor has taken action, or, to the Knowledge of the Company, threatened, to terminate the lease prior to the expiration date specified in the lease.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule and except for Permitted Liens, (a) the Company has valid title to, or in the case of leased tangible personal property, valid leasehold interests in, all of the tangible personal property owned or leased by it and used or held for use in its business, and (b) to the Knowledge of the Company, no material defects exist with respect to the condition of such tangible personal property that would reasonably be expected to interfere in any material respect with the continued use and operation thereof as the same is currently used and operated by the Company.

4.13. Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts of the following types to which the Company is a party or by which the Company or any of its respective assets is bound:

(i) any Contract for the purchase of materials, supplies, goods, services, equipment, inventory or other assets requiring aggregate payments by the Company after the date hereof in excess of $250,000;

(ii) any Contract for the sale by the Company of materials, supplies, goods, services, equipment, inventory or other assets requiring aggregate payments to the Company after the date hereof in excess of $250,000, other than routine purchase orders for the purchase of inventory items which purchase orders were submitted to the Company in the Ordinary Course of Business;

(iii) any material Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) any material Contract under which the Company is obligated for a period of more than 12 months from the date of this Agreement;

(v) any partnership or joint venture Contract, or other arrangement pursuant to which the Company shares profits, losses, costs or liabilities;

(vi) any material distribution, dealer, representative or sales agency Contract;

(vii) any Contract for the lease by the Company of any of the Leased Real Property;

(viii) any Contract for the lease of personal property requiring aggregate payments by the Company after the date hereof in excess of $75,000;

(ix) any material note, debenture, bond, letter of credit, loan or other Contract for indebtedness for borrowed money, lending of money (other than to employees for expenses in the Ordinary Course of Business) or the guarantee or assumption of indebtedness of any other Person;

(x) any noncompetition or other restrictive covenant pursuant to which the Company has agreed not to engage or compete in any business;

(xi) any material license of the Company’s owned intellectual property;

(xii) any collective bargaining agreement or other material Contract with any labor organization, union or association;

(xiii) any Contract that is an employment, consulting or severance Contract other than those that are terminable at-will by the Company on not more than 30 days’ notice and without any severance or penalty being ,owed by the Company;

(xiv) any power of attorney of the Company that is currently effective and outstanding; and

(xv) to the extent not required to be disclosed elsewhere in this Section 4.13(a), all Contracts that are material to the Company.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) the Company has delivered or made available to the Buyer complete and accurate copies of all Contracts required to be disclosed pursuant to Section 4.13(a), (ii) each Contract required to be disclosed pursuant to Section 4.13(a) is in full force and effect and is valid and enforceable against the other party thereto in accordance with its terms, (iii) the Company is not in breach or default in any material respect under any such Contract, and (iv) no notice of default, termination, cancellation or acceleration under any such Contract has been given or received by any party thereto except in respect of matters that have been cured or fully resolved.

4.14. Litigation and Orders.

(a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, there is no Proceeding that is pending or, to the Knowledge of the Company, threatened against the Company.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) the Company is not subject to or bound by any material Order, and (ii) no officer or director or, to the Knowledge of the Company, agent or employee, of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

4.15. Taxes. Except as set forth in Section 4.15 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to the Company have been filed on or before the due date for such Tax Returns (taking into account all extensions of due dates), and all such returns are true, correct and complete in all material respects. All Taxes of the Company that have become due and payable (whether or not shown on any Tax Return) have been fully and timely paid, and there are no levies, liens, or other encumbrances, other than Permitted Liens, relating to Taxes existing, threatened in writing or pending with respect to the assets of the Company.

(b) The Company is not the beneficiary of any extension (that is currently in effect) of the time for filing any Tax Return. All monies that the Company has been required by applicable Legal Requirements to withhold in connection with amounts paid or owing to any Person have been withheld and either timely paid to the proper Governmental Body or, if not yet due, set aside in accounts for such purposes and accrued by the Company.

(c) No claim for any Tax deficiency has been asserted or assessed in writing against the Company or any of its assets which has not been paid or resolved. The Company has no Knowledge and has not received any notice of any claims, audits or investigations pending, threatened, or ongoing against the Company or any of its assets. No claim for refund or credit of any Tax has been filed by the Company, which has not been paid or resolved. The Company is not subject to any waiver or extension (which is currently in effect) of the time in which any Tax may be assessed or collected by any Governmental Body.

(d) True and complete copies of (i) all federal and state income Tax Returns for tax periods beginning on or after. January 1, 2007, (ii) any written reports issued to the Company on or after January 1, 2005 by any Governmental Body with respect to any proposed adjustments to the reported Tax liabilities of the Company, and (iii) statements of deficiencies assessed against the Company have been delivered or made available to Buyer.

(e) The Company has not (i) been a member of any affiliated group within the meaning of Section 1504(a) of the IRC, or any similar group defined under a similar provision of state, local or foreign Legal Requirement, filing a consolidated or combined Tax Return, or (ii) had any Liability for the Taxes of

any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any other applicable Tax Legal Requirement). The Company is not a party to or bound by any Tax indemnity, allocation or sharing agreement (whether written or otherwise) with any Person.

(f) The Company’s Liability for Taxes (i) as of the Interim Balance Sheet Date did not exceed the accrued liability for Taxes of the Company (not including any accrual for Taxes with respect to timing differences between book and Tax income) on the Interim Balance Sheet, and (ii) as of the Closing Date shall not exceed such accrued liability for Taxes as adjusted through the Closing Date in accordance with past custom and practice.

(g) The Company has not requested or received any rulings, agreements or similar arrangements between the Company and any Governmental Body affecting the Taxes imposed on the Company, or on the assets or activities of the Company, for any period ending after the Interim Balance Sheet Date, including any advance pricing agreement, consent to any accounting method or closing agreement. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period after the Closing Date as a result of any (i) change in method of accounting filed on or prior to the Closing Date, (ii) closing agreement as described in IRC Section 7121 (or any similar provision of any other applicable Tax Legal Requirement) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under IRC Section 1502 (or any similar or similar provision of any other applicable Tax Legal Requirement) entered into or existing on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or similar item received on or prior to the Closing Date, or (vi) application of costs described in IRC Section 263A(a) (or any similar provision of any other applicable Tax Legal Requirement) with respect to any Pre-Closing Tax Period. In calculating the amount of any Loss resulting from any breach of the representation contained in Section 4.15(g)(vi), the application of IRC Section 263A to costs incurred after the Effective Date shall not be taken into account.

(h) None of the depreciable assets of the Company is (i) excluded from the accelerated cost recovery system under IRC Section 168(f), or (ii) required to be or is being depreciated under the alternative depreciation system under IRC Section 168(g)(2).

(i) The Company has not participated in any transaction that the Company has determined constitutes a reportable transaction as defined in Treasury Regulations Section 1.6011-4 or constitutes a transaction requiring disclosure under any similar provision of any other applicable Tax Legal Requirement, that has not been disclosed in accordance with such Legal Requirement.

(j) The Company does not have nexus for any Tax purpose in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed, and no notice has been given to the Company or claim has been made by a Governmental Body against the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k) No Seller holds Shares that are nontransferable and subject to a substantial risk of forfeiture within the meaning of IRC Section 83 with respect to which a valid election under IRC Section 83(b) has not been made.

4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, registered trademarks, registered service marks, common law trademarks, common law service marks, applications for trademark and service mark registration, domain names, registered copyrights, and licenses for any of the foregoing currently used in the operation of the Business, except for those that are used by the Company pursuant to off-the shelf products generally available to the public or used pursuant to click-through or shrink-wrap licenses (the “Patents and Trademarks”).

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, all Patents and Trademarks, and all trade secrets, software and process technology currently used in the operation of the Business (all of the foregoing, together with the Patents and Trademarks, collectively, the “Intellectual Property”), are owned by the Company free and clear of all Liens (other than Permitted Liens) or licensed by the Company pursuant to a valid license agreement, and are all those necessary for the operation of the Company’s business as it is currently conducted.

(c) Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, the Company has the right to use all of the Intellectual Property as the same is currently used by it, without infringing on the rights of any Person, (ii) the Company is not obligated to pay any royalty or other consideration to any Person in connection with the use of any of the Intellectual Property, (iii) no right of the Company in respect of any of the Intellectual Property is subject to termination as a result of the consummation of the Contemplated Transactions, (iv) the Company has not received any notice of infringement or other complaint relating to the infringement by the Company of intellectual property rights of others, and (v) to the Knowledge of the Company, none of the operations of the Company infringes the intellectual property rights of others.

4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Plans. The Company has delivered or made available to the Buyer complete and accurate copies of (i) all plan documents for each Company Plan, (ii) for the three most recent plan years for each Company Plan, Annual Reports on Form 5500 Series and accountant’s opinions, if applicable, filed with any Governmental Body for each Company Plan that is subject to such filing requirement, (iii) the most recent determination letter issued by the IRS for each Company Plan that is intended to be qualified under IRC Section 401(a), and (iv) the most recent estimate available to the Company of any potential withdrawal liability of the Company with respect to any Benefit Plan that is a multiemployer plan (as such term is defined in ERISA Section 3(37)(A)). Each Company Plan can be amended or terminated by the Company at any time and for any reason without penalty and without material Liability, loss or expense to the Company or the Plan.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule:

(i) The terms and operations of each Company Plan have been maintained and administered at all times and in all material respects in accordance with all applicable Legal Requirements, including the Age Discrimination in Employment Act, as amended, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, (“COBRA”), ERISA and the IRC. No Tax under IRC Section 4980B has been incurred, or is reasonably expected to be incurred, in respect of any Company Plan that is a group health plan as defined in IRC Section 4980B(g)(2).

(ii) Each Company Plan that is intended to be qualified within the meaning of IRC Section 401(a) is, and has been since its adoption, so qualified. Current favorable determination letters as to the qualification under the IRC of each of such Company Plan and all amendments thereto have been obtained from the IRS, have been timely applied for to the IRS, or the time for such application has not yet expired or, in the case of any such Pension Plan that is an adoption of an “M&P plan” or of a “volume submitter plan” (as the terms “M&P plan” and “volume submitter plan” are used in IRS Revenue Procedure 2005-16), the “M&P sponser” or “volume submitter practitioner” (as the terms “M&P sponsor” and “volume submitter practitioner” are used in IRS Revenue Procedure 2005-16) has received a favorable “opinion letter” or “advisory letter” (as the terms “opinion letter” and “advisory letter” are used in IRS Revenue Procedure 2005-16) covering all applicable qualification requirements, with respect to such Pension Plan, to full reliance on the M&P sponsor’s opinion letter or the volume submitter practitioner’s advisory letter under the provisions of Section 19 of IRS Revenue Procedure 2005-16. Each trust created under any such Company Plan and, to the extent applicable, each related trust described in

IRC Section 501(c)(9) is exempt from federal income taxation under IRC Section 501(a) and has been so exempt during the period from creation to date. Nothing has occurred, or is reasonably expected by the Company to occur, that could adversely affect the qualification of any such Company Plan or the exemption of any trust related thereto.

(iii) All governmental reports and returns (including annual IRS/DOL 5500-series information returns/reports) required to be filed in connection with the Company Plan have been timely and accurately filed, were true and complete when filed and require no amended filings.

(iv) Neither the Company, nor any trade or business that is (or, at the relevant time, was) treated as a single employer with the Company under IRC Section 414(b), (c), (m) or (o), has, nor has it ever had, any contribution obligation to a “multiemployer plan” (as such term is defined in ERISA Section 3(37) or ERISA Section 4001(a)(3)) or a Benefit Plan that is subject to Title IV of ERISA or IRC Section 412.

(v) No Company Plan is a “multiple employer welfare arrangement” (as such term is defined in ERISA Section 3(40)(A)).

(vi) The Company has not participated in any transaction that has resulted in or would reasonably be expected to result in a Material Adverse Effect under ERISA Section 4069.

(vii) All required contributions to all Company Plans and all premiums, fees or other payments required to be made in connection with any Company Plan have been timely made or, if not yet due, are reflected in Financial Statements on an accrual basis. There are no material unfunded liabilities under or in connection with any Company Plan, and each Company Plan could be terminated as of the Closing Date with no material Liability to the Company.

(viii) To the Knowledge of the Company, no Company Plan is currently under audit by the IRS or the DOL.

(ix) With respect to each Benefit Plan currently maintained or contributed to by the Company, or with respect to which the Company has (or could have) any Liability (the “Controlled Group Plans”): (A) there are no material unfunded Liabilities existing under any Controlled Group Plan and each Controlled Group Plan could be terminated as of the Closing Date with no material Liability to the Company, and (B) each Controlled Group Plan has been operated, administered, funded and maintained at all times in material compliance with its terms and with ERISA, applicable Tax qualification requirements and all other applicable Legal Requirements. The Company has no Liability, including any direct or indirect contingent Liability, in connection with any Controlled Group Plan that has been terminated.

(x) Other than routine claims for benefits, there are no claims or Proceedings pending, or to the Knowledge of the Company, threatened against any Company Plan.

(xi) To the extent applicable, full payments have been made, or will be made in accordance with IRC Section 404(a)(6), of all amounts which the Company is required to have paid under the terms of each Company Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement. All such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or will be properly recorded on the financial statements or financial records of such Person.

(xii) Neither the Company, nor any plan fiduciary of any Company Plan has (A) engaged in any transaction in violation of ERISA Section 406 or any “prohibited transaction” (as defined in IRC Section 4975(c)(1)) that would subject the Company to any material excise Taxes, penalties or other Liabilities resulting from such transaction, or (B) breached its fiduciary duties under ERISA or any other applicable Legal Requirement in such a way as would subject the Company to any material Taxes, penalties or other Liabilities.

(xiii) The consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will not (A) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, including a distribution of benefits or other payment from any Company Plan, (B) accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under a Company Plan) due any current or former employee or officer of the Company, (C) cause any amounts payable with respect to any Company Plan to fail to be deductible for federal income tax purposes by virtue of IRC Section 280G, (D) result in any prohibited transaction described in ERISA Section 406 or IRC Section 4975 for which an exemption is not available, (E) require the Company to make a larger contribution to, or pay greater benefits or provide rights under, any Company Plan than it otherwise would, (F) create or give rise to any additional vested rights or serve as credits under any Company Plan, (G) create a COBRA qualifying event, (H) except as contemplated hereby, require the termination of any Company Plan or (I) impair any of the Company’s rights with respect to any Company Plan.

(xiv) Each Company Plan that provides deferred compensation subject to IRC Section 409A complies in form and operation with IRC Section 409A (and has so complied for the entire period during which IRC Section 409A has applied to such Company Plan). No stock option has been granted with an exercise price less than the fair market value of the Company’s common stock as of the date of grant within the meaning of IRC Section 409A, and no stock option has been amended in any manner after the date on which it was granted. None of the transactions contemplated by this Agreement will constitute or result in a violation of IRC Section 409A.

4.18. Employee Matters.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, (i) to the Knowledge of the Company, there is no labor union or organizing activity pending or threatened with respect to the Company, (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Body, (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or involving either the Company, and (iv) no grievance or other labor dispute or Proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of the Company, threatened against the Company.

(b) The Company has complied in all material respects with all provisions of relevant Legal Requirements relating to employment and employment practices, terms and conditions of employment, wage and hour matters, equal employment opportunity, nondiscrimination, immigration, and similar matters.

(c) All reasonably anticipated material obligations of the Company to and for its employees, whether arising by operation of law, contract, past custom or otherwise, including obligations for unemployment compensation benefits, workers compensation benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to its employees, consultants, or agents of the Company in respect of the services rendered by any of them on or prior to the date hereof have been paid or adequate accruals therefore have been made in the books and records of the Company.

4.19. Environmental Laws and Regulations. Except as set forth in Section 4.19 of the Company Disclosure Schedule:

(a) to the Knowledge of the Company, Hazardous Materials are not, and have not at any time been, generated, used, treated or stored on, transported to or from, or disposed of at, on or in, any property owned or leased by the Company, except in material compliance with all applicable Environmental Laws and as required in connection with the normal operations and maintenance of such property, and except for such as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(b) to the Knowledge of the Company, the Company is and has been in compliance with all applicable Environmental Laws, except where any failure to comply has not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(c) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company, except for such as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(d) to the Knowledge of the Company, there are no underground storage tanks located at or under any property owned or leased by the Company;

(e) (A) Section 4.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all Environmental Reports that are reasonably available to or are in the possession, custody or control of the Company with respect to any property owned or leased by the Company, and (B) complete and accurate copies of all Environmental Reports listed in Section 4.19 of the Company Disclosure Schedule have been made available to Buyer;

(f) to the Knowledge of the Company, no Hazardous Materials have been released in, on, under or from any property owned or leased by the Company such that any investigation, remediation, clean-up or other response is or will be required by the Company under any applicable Environmental Law, except for such as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(g) to the Knowledge of the Company, the Company has not retained or assumed by Contract, Legal Requirement or otherwise any Liability or responsibility for any claims or conditions relating to Hazardous Materials or Environmental Law, except for such as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect; and

(h) to the Knowledge of the Company, no release of any Hazardous Materials has occurred or is occurring at any property to which Hazardous Materials from the Company have been taken, except for such as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

(i) Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties set forth in this Section 4.19 are the exclusive representations and warranties with respect to the Environment, Environmental Claims, Environmental Laws, Environmental Reports or Hazardous Materials, and (ii) all other provisions of this Section 4 shall be interpreted to apply only to matters other than the foregoing.

4.20. Governmental Authorizations. Except as set forth in Section 4.20 of the Company Disclosure Schedule, (a) the Company has obtained and possesses all Governmental Authorizations and has made all required registrations or filings with any Governmental Body that are required or necessary for the ownership of its properties or the operation of its assets and business as currently conducted, (b) the Company is in compliance with all such Governmental Authorizations, and (c) no loss or expiration of any such Governmental Authorization is pending or, to the Knowledge of the Company, threatened, other than any expiration in accordance with the terms thereof of Governmental Authorizations that can be renewed in the Ordinary Course of Business without lapsing. Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of all material Governmental Authorizations possessed by the Company.

4.21. Compliance with Laws. Except as set forth on Section 4.21 of the Company Disclosure Schedule, the Company is in compliance with, and the Company has not received any notice alleging any noncompliance by it under any provision of, any Legal Requirement applicable to it, including all export compliance Legal Requirements. Except as set forth in Section 4.21 of the Company Disclosure Schedule, since July 16, 1993, the Company has not effected a material recall or withdrawal of any of its products or experienced any mandated plant closing.

4.22. Insurance. Section 4.22 of the Company Disclosure Schedule sets forth (a) a summary of all primary and certain excess insurance policies (other than the Company Plans) currently owned or held by or on behalf of and/or providing insurance coverage to the Company, and (b) a summary of all self-insurance coverage provided by or for the Company. All policies of insurance to which Company is a party are valid, outstanding and enforceable, and are sufficient for compliance with all Legal Requirements and Company Contracts. Except as set forth in Section 4.22 of the Company Disclosure Schedule, all property and casualty insurance policies (other than any fiduciary liability insurance policies) purchased by the Company that are presently in effect (and/or that will be in effect at the Effective Time) and that cover Company Claims (the “Seller Property and Casualty Insurance Policies”) are so-called “occurrence basis coverage” policies.

4.23. Material Customers. Section 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the 10 largest customers (based on the dollar amount of net sales by the Company to such customers) of the Company for each of the fiscal years ended July 31, 2010 and July 31, 2009 (the “Material Customers”), and (b) the aggregate dollar amount of net sales made by the Company to each such Material Customer in each such fiscal year. Except as set forth in Section 423 of the Company Disclosure Schedule, none of the Material Customers has notified the Company in writing of any intention to terminate or materially alter its relationship with the Company.

4.24. Material Suppliers. Section 4.24 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the 10 largest suppliers (based on the dollar amount of purchases by the Company from such suppliers) of the Company for each of the fiscal years ended July 31, 2010 and July 31, 2009 (the “Material Suppliers”), and (b) the aggregate dollar amount of purchases made by the Company from each such Material Supplier in each such fiscal year. Except as set forth in Section 4.24 of the Company Disclosure Schedule, none of the Material Suppliers has notified the Company in writing of any intention to terminate or materially alter its relationship with the Company.

4.25. Bank Accounts. Section 4.25 of the Company Disclosure Schedule sets forth a complete and accurate list of each bank or other financial institution in which the Company maintains an account or safe deposit box, the number of each such account or safe deposit box and the names of all Persons holding check signing or withdrawal power or other authority with respect thereto.

4.26. Accounts Receivable. Except as set forth in Section 4.26 of the Company Disclosure Schedule, the accounts receivable of the Company as set forth on the Interim Balance Sheet, or that arose after the Interim-Balance Sheet Date and on or prior to the date of this Agreement, in each case to the extent the same are outstanding at the date hereof, are valid and genuine and arose out of bona fide business transactions of the Company. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, relating to the amount or validity of such accounts receivable.

4.27. Inventory. All inventories of finished products consist of items of a quality and quantity that are saleable in the Ordinary Course of Business as currently conducted by the Company (except for obsolete, excess or not readily saleable items which have been written off or for which adequate reserves have been established in accordance with GAAP) and all inventories of raw materials, work-in-process, supplies, parts and packaging and labeling materials consist of items of a quality and quantity that are usable in the Ordinary Course of Business as currently conducted by the Company (except for obsolete, excess or not readily saleable items which have been written off or for which adequate reserves have been established in accordance with GAAP). To the Knowledge of the Company, there is no adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company that are necessary to manufacture, package or label its products. All inventory is valued at lower of cost or market with cost determined using the weighted average method in accordance with established practice. All inventory is owned by the Company, free of any liens, claims or payment obligations (other than accounts payable in the Ordinary Course of Business for recently purchased materials).

4.28. Government Contractor Status. The Company is not now nor has it previously been suspended or debarred from bidding on contracts or subcontracts for any agency of the United States Government or any foreign government, nor to the Knowledge of the Company has such a suspension or debarment been threatened or action for suspension or debarment been commenced. The Company has not (within the last five (5) years) been nor is it currently being audited, except in the Ordinary Course of Business or as is customary in the industry or as provided by the Federal Acquisition Regulations or, to the Knowledge of the Company, investigated by any agency of the United States government or any foreign government nor to the Knowledge of the Company has any such audit or investigation been threatened. To the Knowledge of the Company, there is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government or any foreign government and, to the Knowledge of the Company, there is no valid basis for a claim of pursuit to an audit or investigation by any agency of the United States Government or any foreign government, or any prime contractor with any such governmental authority. The Company has not had a contract or subcontract terminated for default by the Company by any agency of the United States government or any foreign government. The Company does not have any outstanding agreements, contracts or commitments that require it to obtain or maintain a government security clearance, except as set forth on Section 4.23 of the Company’s Disclosure Schedule.

4.29. Absence of Questionable Payments. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, has used any of the Company’s funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to any governmental official or other person. None of the Company or, to the Knowledge of the Company, any officer, director, agent, employee or other person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the operation of the Company’s business.

4.30. Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business or as disclosed on Section 4.30 of the Company Disclosure Schedule, the Company is not a party to any Contract or other arrangement with any stockholder, officer, director or affiliate of the Company.

4.31. Products. All products manufactured, sold, licensed, leased or delivered by the Company (the “Products”) are exempt from certified cost and pricing data under applicable governmental regulations. Except as set forth in Section 4.31 of the Company Disclosure Schedule, there have been no challenges to the determination that the Products are classified as a commercial items. Each Product has been in material conformity with all applicable contractual commitments and all expressed and implied warranties. The Company does not have any material liability (and the Knowledge of the Company, as of the date of this Agreement, there is no current reasonable basis for any present action, suit, proceeding, hearing, investigation, charge, complaint or claim against the Company relating to any Product giving rise to any material liability) for replacement or repair thereof or any damages in connection therewith. No Product is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that applied or imposed by applicable law.

4.32. Certain Proceedings. No Proceeding commenced by any third party that seeks to prevent, enjoin or delay consummation of the Contemplated Transactions is pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates.

4.33. Broker’s or Finder’s Fees. Except for PBW, the fees of which will be paid by the Company or a post-Closing Affiliate of the Company, no Person is or will be entitled to any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with the Company or any Affiliate of the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Sellers as follows:

5.1. Organization, Existence and Good Standing; Organizational Documents. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. Power and Authority; Authorization and Execution; Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Buyer Closing Documents. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Closing Documents have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and the Buyer Closing Documents will have been when delivered by the Buyer, duly executed and delivered by the Buyer and constitute or will constitute (when so delivered) legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms except as such enforceability may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and (b) general equitable principles (regardless of whether enforceability is considered in a Proceeding at law or in equity).

5.3. Governmental Consents. The execution, delivery and performance of this Agreement by the Buyer will not require any Consent of, or filing by the Buyer with or notification by the Buyer to, any Governmental Body, except (a) as set forth in Section 5.3 of the Buyer Disclosure Schedule and (b) where the failure to obtain such Consents, or to make such filings or notifications, would not (i) prevent or materially delay the consummation of the Closing, (ii) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement, or (iii) reasonably be expected to result in a material adverse effect on the Sellers.

5.4. No Conflicts. The execution, delivery and performance of this Agreement by the Buyer will not (a) conflict with or violate any provision of the Organizational Documents of the Buyer, (b) assuming that all Consents described in Section 5.3, or in Section 5.4 of the Buyer Disclosure Schedule, will have been obtained at or prior to the Closing and all filings and notifications described in Section 5.3 will have been made at or prior to the Closing, be a material conflict with, constitute a material default under or materially violate, any Legal Requirement applicable to the Buyer, or (c) except as shown in Section 5.4 of the Buyer Disclosure Schedule, require any Consent under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Buyer pursuant to, any material Contract to which the Buyer is a party or by which any of its properties or assets are bound.

5.5. Certain Proceedings. No Proceeding commenced by any third party that seeks to prevent, enjoin or delay consummation of the Contemplated Transactions is pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Affiliates.

5.6. Financing. The Buyer has and will have at the Closing sufficient cash or cash-equivalent funds to consummate the Contemplated Transactions, including paying the Closing Date Cash Consideration in accordance with Section 2.1(b)(i).

5.7. Investment Status. The Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933. The Buyer (a) will acquire the Shares pursuant to Section 2.1 for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of the Shares or any part thereof, and (b) acknowledges that the Shares have not been registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act of 1933 and any applicable state Legal Requirements or unless an exemption from such registration is available.

5.8. Broker’s or Finder’s Fees. No Person is or will be entitled to any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with the Buyer or any Affiliate of the Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

SECTION 6. COVENANTS OF THE COMPANY AND SELLERS PRIOR TO CLOSING

6.1. Access. Between the date of this Agreement and the Closing, the Company and its Representatives shall (a) afford the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to each the Company’s officers, properties, Contracts, books, records, documents and data, (b) furnish the Buyer with copies of all such Contracts, books, records, documents and data as the Buyer may reasonably request, and (c) furnish the Buyer with such additional existing financial, operating and other data and information with respect to the Company as the Buyer may reasonably request.

6.2. Conduct of Business. The Company agrees that, between the date of this Agreement and the Closing, except as provided in Section 6.2 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including as allowed by any provision of this Section 6.2), as required by applicable Legal Requirements or as consented to in writing by the Buyer, the Company shall use its commercially reasonable efforts to conduct its business only in the Ordinary Course of Business and to maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees and others having business relationships with it. Further, the Company agrees that, between the date of this Agreement and the Closing, except as provided in Section 6.2 of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including as allowed by any provision of this Section 6.2), as required by applicable Legal Requirements or as consented to in writing by the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not do any of the following:

(a) make any change in the Company’s Organizational Documents;

(b) transfer, sell or dispose of any authorized or issued capital stock of the Company; or issue any option, warrant, convertible or exchangeable security, or other commitment (contingent or otherwise) for the issuance of any capital stock, in each case in or of the Company;

(c) take any affirmative action, except in the Ordinary Course of Business, to (i) make any changes in senior management personnel of the Company, (ii) make any material changes in the compensation payable or to become payable to any officer, employee or consultant of the Company, or (iii) adopt, amend or terminate any new or existing Benefit Plan that is binding on the Company;

(d) cause or permit the Company to enter into any Contract, except in the Ordinary Course of Business;

(e) sell, assign, lease or otherwise dispose of any property, rights or assets of the Company, except in the Ordinary Course of Business;

(f) cause or permit the Company to purchase or acquire any property, rights or assets, except in the Ordinary Course of Business;

(g) merge or consolidate the Company with or into any other Person;

(h) amend or terminate any Contract disclosed pursuant to Section 4.13(a), except in the Ordinary Course of Business; or

(i) agree to do any of the foregoing.

6.3. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, the Company and the Sellers shall use commercially reasonable efforts to cause the conditions in Section 8 and Section 9 to be satisfied.

6.4. Assistance with Permits and Filings. Between the date of this Agreement and the Closing, the Company shall (a) furnish the Buyer with all information in the Company’s possession that is required for inclusion in any application or filing to be made by the Buyer or its Affiliates to or with any Governmental Body in connection with the Contemplated Transactions, and (b) use its commercially reasonable efforts to assist the Buyer in obtaining any Governmental Authorizations, or any Consents related thereto, that the Buyer or its Affiliates will require in connection with the Contemplated Transactions.

6.5. Exclusive Dealing. Between the date of this Agreement and the Closing, the Company shall not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any Person (other than the Buyer and its Representatives) relating to any business combination transaction involving the Company, including any merger, consolidation or similar transaction to which the Company is a party or the sale of all or substantially all of the assets of the Company (other than sales of assets in the Ordinary. Course of Business).

6.6. Regulatory Approvals; Other Actions. Between the date of this Agreement and the Closing, the Sellers and the Company shall (a) make or cause to be made as promptly as practicable all filings required by applicable Legal Requirements to be made by any Seller or the Company or their respective Affiliates in order to consummate the Contemplated Transactions (including making all filings and submissions under the HSR Act and any other applicable Antitrust Laws), (b) request early termination of the HSR Act waiting period, (c) comply with or cause to be complied with, at the earliest practicable date, any request for additional information or documentary material (or any similar request for information and/or documents) received by any Seller, the Company, the Buyer or any Affiliate of the Buyer, from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”) or any other Governmental Body pursuant to any applicable Antitrust Law in connection with the Contemplated Transactions, (d) promptly inform the Buyer of any material communication made by any Seller or the Company to, or received by any Seller or the Company from, the FTC, the DOJ or any other Governmental Body regarding any of the Contemplated Transactions, (e) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Contemplated Transactions, commenced by the FTC, the DOJ, any state attorney general or any other Governmental Body pursuant to any applicable Antitrust Law, and (f) cooperate with the Buyer and use commercially reasonable efforts to obtain all Governmental Authorizations or Consents required to be obtained under applicable Antitrust Laws to permit the consummation of the

Contemplated Transactions and with respect to all other filings the Buyer is required to make in connection with the Contemplated Transactions. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require any Seller, the Company, or any of their respective Affiliates to dispose of or make any change in any portion of its assets or business or to incur any other similar burden to obtain any Governmental Authorization or Consent. Neither any Seller nor the Company shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or inquiry unless it consults with the Buyer in advance, and to the extent permitted by such Governmental Body, gives the Buyer the opportunity to attend and participate thereat.

6.7. Adoption of Certain Plans. Prior to the Closing Date, the Company shall (a) restate its Section 125 plan to more clearly set forth the premium conversion feature which allows participants in such plan to pay their share of the premiums for the Company’s health and welfare benefits on a pre-tax basis, and (b) adopt a “wrap-around” document to make clear that all of the health and welfare benefits for which an annual report (Form 5500) is required to be filed with the Employee Benefit Security Administration are provided under a single plan. Prior to the Closing Date, the Company shall provide Buyer with evidence reasonably satisfactory to Buyer that the Company has restated its Section 125 plan and adopted a wrap-around document (the form of each of which shall be subject to the prior review and approval of Buyer) as required by the preceding sentence.

SECTION 7. COVENANTS OF THE BUYER PRIOR TO CLOSING

7.1. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, the Buyer shall use commercially reasonable efforts to cause the conditions in Section 8 and Section 9 to be satisfied.

7.2. Assistance with Permits and Filings. Between the date of this Agreement and the Closing, the Buyer shall (a) furnish the Company and the Seller Representative with all information in the Buyer’s possession that is required for inclusion in any application or filing to be made by the Company, any Seller or any of their Affiliates to or with any Governmental Body in connection with the Contemplated Transactions, and (b) use its commercially reasonable efforts to assist the Company and the Seller Representative in obtaining any Governmental Authorizations, or any Consents related thereto, that the Company, any Seller or any of their Affiliates will require in connection with the Contemplated Transactions.

7.3. Regulatory Approvals; Other Actions. Between the date of this Agreement and the Closing, the Buyer shall (a) make or cause to be made as promptly as practicable all filings required by applicable Legal Requirements to be made by the Buyer or its Affiliates in order to consummate the Contemplated Transactions (including making all filings and submissions under the HSR Act and any other applicable Antitrust Laws), (b) request early termination of the HSR Act waiting period, (c) comply with or cause to be complied with, at the earliest practicable date, any request for additional information or documentary material (or any similar request for information and/or documents) received by any Seller, the Company, the Buyer or any Affiliate of the Buyer, from FTC, the DOJ or any other Governmental Body pursuant to any applicable Antitrust Law in connection with the Contemplated Transactions, (d) promptly inform the Company of any material communication made by the Buyer to, or received by the Buyer from, the FTC, the DOJ or any other Governmental Body regarding any of the Contemplated Transactions, (e) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Contemplated Transactions, commenced by the FTC, the DOJ, any state attorney general or any other Governmental Body pursuant to any applicable Antitrust Law, and (f) cooperate with the Sellers and the Company and use commercially reasonable efforts to obtain all Governmental Authorizations or Consents required to be obtained under applicable Antitrust Laws to permit the consummation of the Contemplated Transactions and with respect to all other filings the Sellers and the Company are required to make in connection with the Contemplated Transactions. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require the Buyer or any of its Affiliates to dispose of or make any change in any portion of its assets or business or to incur any other similar burden to obtain any Governmental Authorization or Consent. The Buyer shall not agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or inquiry unless it consults with the Sellers and the Company in advance, and to the extent permitted by such Governmental Body, gives the Sellers and the Company the opportunity to attend and participate thereat.

SECTION 8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The obligations of the Sellers to conduct and consummate the Closing and take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Representative, in whole or in part):

8.1. Accuracy of Representations and Warranties. All of the representations and warranties of the Buyer contained in Section 5 must have been accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the date of this Agreement and must be accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as if made on the Closing Date, except (a) for any representations and warranties that are made only as of a specified date, which representations and warranties need to be accurate only as of such date, and (b) where the failure of any representation or warranty to be accurate is a result of any actions taken in compliance with this Agreement.

8.2. Performance. All of the covenants and agreements of the Buyer contained in this Agreement that the Buyer is required by this Agreement to perform or to comply with at or prior to the Closing must have been duly performed and complied with in all material respects.

8.3. Buyer Closing Certificate. The Seller Representative must have received a duly executed certificate from the Buyer, in form and substance reasonably satisfactory to the Seller Representative (the “Buyer Closing Certificate”), representing that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

8.4. Buyer Closing Documents. Each of the other Buyer Closing Documents provided for in Section 2.3(c) must have been delivered.

8.5. Consents. All Consents listed in Schedule 8.5 must have been obtained and must be in full force and effect, and any applicable waiting periods stated in Schedule 8.5 shall have expired.

8.6. No Prohibition. There must not be in effect any Legal Requirement or any Order that (a) prohibits the sale of the Shares by the Sellers to the Buyer or the payment therefor by the Buyer, and (b) has been adopted or issued, or otherwise become effective, since the date of this Agreement.

8.7. HSR Act Matters. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

8.8. Sander’s Loan. The loan from Jeff Sanders to the Company in the original principal amount of $206,611 shall have been repaid in full.

SECTION 9. CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE

The obligation of the Buyer to conduct and consummate the Closing and take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

9.1. Accuracy of Representations and Warranties.

(a) All of the representations and warranties of the Sellers contained in Section 3 must have been accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the date of this Agreement and must be accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as if made on the Closing Date, except (i) for any representations and warranties that are made only as of a specified date, which representations and warranties need to be accurate only as of such date; and (ii) where the failure of any representation or warranty to be accurate is a result of any actions taken in compliance with this Agreement.

(b) All of the representations and warranties of the Company contained in. Section 4 must have been accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the date of this Agreement and must be accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as if made on the Closing Date, except (i) for any representations and warranties that are made only as of a specified date, which representations and warranties need to be accurate only as of such date; and (ii) where the failure of any representation or warranty to be accurate is a result of any actions taken in compliance with this Agreement.

9.2. Performance. All of the covenants and agreements of the Company contained in this Agreement that the Company is required by this Agreement to perform or to comply with at or prior to the Closing must have been duly performed and complied with in all material respects.

9.3. Company Closing Certificate. The Buyer must have received a duly executed certificate from the Company, in form and substance reasonably satisfactory to the Buyer (the “Company Closing Certificate”), representing that the conditions set forth in Section 9.1(b) and Section 9.2 have been satisfied.

9.4. Other Closing Documents. Each of the other documents provided for in Section 2.3(a) and Section 2.3(b) must have been delivered.

9.5. Consents. All Consents listed in Schedule 8.5 must have been obtained and must be in full force and effect.

9.6. No Prohibition. There must not be in effect any Legal Requirement or any Order that (a) prohibits the sale of the Shares by the Seller to the Buyer or the payment therefor by the Buyer, and (b) has been adopted or issued, or otherwise become effective, since the date of this Agreement.

9.7. HSR Act Matters. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

9.8. New Facility. The New Facility Agreement shall remain with the Company and not have been assigned or otherwise transferred or terminated.

9.9. Sander’s Loan. The loan from Jeff Sanders to the Company in the original principal amount of $206,611 shall have been repaid in full.

SECTION 10. TERMINATION

10.1. Termination Events. This Agreement may be terminated at any time prior to the consummation of the Closing, as follows:

(a) by mutual written consent of the Company, the Sellers and the Buyer;

(b) by the Company and the Sellers, on the one hand, or the Buyer, on the other hand, if:

(i) the Closing shall not have been consummated on or before December 31, 2010; provided, however, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(ii) a Governmental Body shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Shares by the Sellers to the Buyer or the payment therefor by the Buyer, which Order or other action is final and non-appealable;

(c) by the Company and the Sellers if:

(i) there has been a material breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement, such that any condition set forth in Section 8.1 or Section 8.2 would not be satisfied, and such condition has not been cured in accordance with Section 10.2 or waived by the Company and the Seller Representative; or

(ii) any condition set forth in Section 8 becomes incapable of fulfillment other than as a result of a breach by the Company or any Seller of any representation, warranty, covenant or agreement contained in this Agreement, and such condition has not been cured in accordance with Section 10.2 or waived by the Company and the Seller Representative; or

(d) by the Buyer if:

(i) there has been a breach by the Company or any Seller of any representation, warranty, covenant or agreement contained in this Agreement, such that any condition set forth in Section 9.1 or Section 9.2 would not be satisfied, and such condition has not been cured in accordance with Section 10.2 or waived by the Buyer; or

(ii) any condition in Section 9 becomes incapable of fulfillment other than as a result of a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement, and such condition has not been cured in accordance with Section 10.2 or waived by the Buyer.

10.2. Right to Cure. If at or prior to the Closing any material breach of this Agreement has occurred or if any condition set forth in Section 8 or Section 9 hereof is or will be unsatisfied as of the Closing (a “Deficiency”), the Company or the Seller Representative, on the one hand, or the Buyer, on the other hand, as the case may be, shall notify the other in writing of such Deficiency and the other such Party shall have the right and option to postpone the Closing, for a reasonable amount of time, but not later than the date set forth in Section 10.1(b)(i), to cure such Deficiency.

10.3. Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the provisions of Section 1, Section 10.3, Section 13.1, Section 13.2, Section 13.4 and Section 14 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

SECTION 11. INDEMNIFICATION; REMEDIES

11.1. Survival. All representations and warranties of the Parties contained in this Agreement or in any of the Closing Documents shall survive the Closing until the date that is the 18-month anniversary of the Closing Date, and each covenant and agreement of the Parties contained in this Agreement or in any of the Closing Documents shall survive the Closing until the particular covenant or agreement is fully performed; provided, however, that (a) the Company Specified Representations, the Seller Specified Representatives and the Buyer Specified Representations shall survive the Closing indefinitely, (b) the Company representations in Sections 4.15, 4.17 and 4.19 shall survive until the 10th day following the expiration of the applicable statute of limitations for claims related to the subject matter of such sections, and (c) the covenants and agreements of the Parties contained in this Agreement which by their terms do not contemplate performance after the Closing shall survive the Closing until the date that is the 18-month anniversary of the Closing Date (each such date to which a representation, warranty covenant or agreement survives, the applicable “Survival Date”). Any claim for indemnification pursuant to this Section 11 must be asserted by written notice pursuant to Section 11.5 or Section 11.6 and delivered prior to 5:00 P.M. Central Time on the applicable Survival Date and, if written notice is delivered prior to such time, the claim set forth in such notice shall survive until such claim is fully resolved by the Parties or pursuant to a final non-appealable judicial determination. Except as set forth above in this Section 11.1, all claims and causes of action with respect to the representations and warranties contained in this Agreement or in any of the Closing Documents or with respect to any covenant or agreement contained in this Agreement or in any of the Closing Documents shall be released and of no further force and effect as of 5:00 P.M. Central Time on the applicable Survival Date.

11.2. Indemnification by the Sellers. On the terms and subject to the limitations and other provisions set forth in this Section 11, from and after the Closing, each Seller shall defend, indemnify and hold harmless the Buyer from and against any Losses arising or resulting from:

(a) any breach of any representation or warranty of such Seller or the Company contained in (i) Section 3 or Section 4 (in each case, after giving effect to any amendment or supplement to the Sellers Disclosure Schedule or the Company Disclosure Schedule delivered to the Buyer at or prior to the Closing pursuant to Section 14.9(b)), or (ii) any of the Company Closing Documents (for this purpose, the Company Closing Certificate will be deemed to have stated that each representation and warranty of the Company contained in Section 4 satisfies the condition stated in Section 9.1(b) after giving effect to any amendment or supplement to the Company Disclosure Schedule delivered to the Buyer at or prior to the Closing pursuant to Section 14.9(b));

(b) any breach of any covenant or agreement of such Seller or the Company contained in this Agreement or in any of the Company Closing Documents;

(c) any Taxes (i) of the Company for, arising out of or relating to, all Pre-Closing Tax Periods, including any Taxes in a Post-Closing Tax Period relating to any change in accounting method with respect to any Pre-Closing Tax Period or any prepaid or similar item arising in any Pre-Closing Tax Period, (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of any other applicable Tax Legal Requirement, and (iii) of any Person (other than the Company) imposed on the Company as a transferee or successor which Taxes relate to an event or transaction occurring before the Effective Time; but in any case covered by clause (i), (ii) or (iii), only to the extent such Taxes are in excess of any accrued Liability for Taxes of the Company (not including any accrual for Taxes with respect to temporary differences between book and Tax income) included in the Closing Date Net Assets;

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with such Seller, the Company or any Affiliate of such Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(e) any Company Plan that is intended to constitute a 401(k) plan (each, a “Company 401(k) Plan”) incurred prior to the Closing or arising or resulting from (or related to) any failures, violations, errors or omissions that occurred prior to the Closing, including with respect to the matter identified in Section 4.17(b)(i) of the Company Disclosure Schedule.

11.3. Indemnification by the Buyer. On the terms and subject to the limitations and other provisions set forth in this Section 11, from and after the Closing, the Buyer shall defend, indemnify and hold harmless the Sellers from and against all Losses arising or resulting from:

(a) any breach of any representation or warranty of the Buyer contained in (i) Section 5 (after giving effect to any amendment or supplement to the Buyer Disclosure Schedule delivered to the Company and the Sellers at or prior to the Closing pursuant to Section 14.9(b)), or (ii) any of the Buyer Closing Documents (for this purpose, the Buyer Closing Certificate will be deemed to have stated that each representation and warranty of the Buyer contained in Section 5 satisfies the condition stated in Section 8.1 after giving effect to any amendment or supplement to the Buyer Disclosure Schedule delivered to the Company at or prior to the Closing pursuant to Section 14.9(b));

(b) any breach of any covenant or agreement of the Buyer contained in this Agreement or in any of the Buyer Closing Documents; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer or any Affiliate of the Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

11.4. Limitations. Notwithstanding anything to the contrary contained in this Agreement (other than Section 13.8) or any agreement or document delivered in connection with this Agreement, or provided under any applicable Legal Requirement, from and after the Closing:

(a) The Buyer shall have no right to indemnification pursuant to Section 11.2(a) or, to the extent relating to any failure to perform or comply at or prior to the Closing, Section 11.2(b), until the aggregate amount of all Losses that would be indemnifiable under Subsection 11.2(a) but for the limitation in this Subsection 11.4(a), exceeds One Million Dollars ($1,000,000) (the “Deductible”), whereupon, subject to the other limitations and provisions of this Section 11, the Buyer shall be entitled to indemnification only for the amount by which such indemnifiable Losses exceed the Deductible; provided, however, that the preceding limitations in this Section 11.4(a) shall not be applicable to claims for indemnification pursuant to Section 11.2(a) for any Losses arising or resulting from a breach or alleged breach of the Company Specified Representations, the Sellers Specified Representations or from fraud or Losses relating to or arising out of, or in connection with, any Company 401(k) Plan incurred prior to the Closing or relating to or arising out of, or in connection with, any failures, violations, errors or omissions that occurred prior to the Closing (including Losses covered by Section 13.8).

(b) The maximum, aggregate amount of Losses for which the Buyer shall be entitled to indemnification pursuant to Section 11.2(a) and, to the extent relating to any failure to perform or comply at or prior to the Closing, Section 11.2(b), shall not exceed Twelve Million Dollars ($12,000,000) (the “Cap Amount”); provided, however, that the preceding limitation in this Section 11.4(b) shall not be applicable to claims for indemnification pursuant to Section 11.2(a) for any Losses arising or resulting from a breach or alleged breach of the Company Specified Representations, the Sellers Specified Representations or from fraud or Losses relating to or arising out of, or in connection with, any Company 401(k) Plan incurred prior to the Closing or relating to or arising out of, or in connection with, any failures, violations, errors or omissions that occurred prior to the Closing (including Losses covered by Section 13.8).

(c) The maximum, aggregate amount for which the Buyer shall be entitled to indemnification pursuant to Section 11.2(a) for Losses arising or resulting from a breach or alleged breach of the Company Specified Representations, the Sellers Specified Representations or from fraud shall not exceed an amount equal to the Purchase Price.

(d) The liability of each Seller under Section 11.2 shall be several and each Seller shall only be liable for such Seller’s proportionate share (calculated by reference to the percentage ownership of such Seller of the Shares as set forth on Exhibit A) of any Losses requiring indemnification under Section 11.2.

(e) The Sellers shall have no right to indemnification pursuant to Section 11.3(a) or to the extent relating to any failure to return or comply at or prior to the Closing, Section 11.3(b), until the aggregate amount of all Losses that would be indemnifiable under such Subsection 11.4(e)(i) but for the limitation in this Section 11.4(e)(ii), exceeds the Deductible, whereupon, subject to the other limitations and provisions of this Section 11, the Sellers shall be entitled to indemnification only for the amount by which such indemnifiable Losses exceed the Deductible; provided, however, that the preceding limitation in this Section 11.4(e) shall not be applicable to claims for indemnification pursuant to Section 11.3(a) for any Losses arising or resulting from a breach or alleged breach of the Buyer Specified Representations or from fraud.

(f) The maximum, aggregate amount of Losses for which the Sellers shall be entitled to indemnification pursuant to Section 11.3(a) shall not exceed the Cap Amount; provided, however, that the preceding limitation in this Section 11.4(f) shall not be applicable to claims for indemnification pursuant to Section 11.3(a) for any Losses arising or resulting from a breach or alleged breach of the Buyer Specified Representations or from fraud.

(g) The maximum, aggregate amount for which the Sellers shall be entitled to indemnification pursuant to Section 11.3(a) for Losses arising or resulting from a breach or alleged breach of the Buyer Specified Representations or from fraud shall not exceed an amount equal to the Purchase Price.

(h) In determining the amount of Losses for which an Indemnified Party is entitled to indemnification under any provision of this Section 11, any related insurance proceeds that are actually received will be taken into account.

(i) The amount of Losses taken into account for any purpose under this Section 11 shall be reduced by the amount of any Liabilities that (i) specifically relate to such Losses, (ii) are set forth in the Estimated Net Assets as finally agreed upon or determined pursuant to Section 2.4, and (iii) are taken into account in the determination of the Closing Date Net Assets.

(j) No Indemnified Party shall have any right to indemnification from any Indemnifying Party for any Losses relating to any matter arising or resulting from this Agreement or any of the Closing Documents to the extent that such Indemnified Party, its successors or assigns has recovered such Losses with respect to such matter pursuant to any other provision of this Agreement.

(k) No Party shall be liable to the other Party, either in contract or in tort, for any of the following relating to any breach or alleged breach of this Agreement or any other agreement or document delivered in connection with this Agreement, and none of the following shall be included in the determination as to whether any Losses have been incurred or as to the amount of any Losses incurred, in each case whether or not the possibility of any of the following has been disclosed to a Party in advance or could have been reasonably foreseen by a Party: (i) punitive damages, (ii) special, consequential or incidental damages, (iii) loss of future revenue, income or profits, cost of capital or loss of business reputation or opportunity, or (iv) diminution in value or multiples of earnings damages; provided, however, that this Section 11.4(k) shall not apply with respect to such damages payable by a Party to a third party as a result of a Third Party Claim and for which such Party is entitled to indemnification pursuant to this Section 11.

11.5. Third Party Claims.

(a) Promptly after the receipt by a Party or any of its Affiliates of notice of any claim or Proceeding that is threatened or asserted by any third party which is subject to indemnification hereunder (a “Third Party Claim”), such Party shall, if a claim for indemnification is to be made against the other Party under this Section 11, give notice of such Third Party Claim to the Indemnifying Party. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of any Liability that it may have on account of its indemnification obligation or otherwise, except to the extent that the defense of such Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice.

(b) The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within 30 days after the Indemnifying Party receives notice of a Third Party Claim, assume the defense of such Third Party Claim with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party or any of its Affiliates in connection with the defense of such Third Party Claim. The Indemnifying Party shall not consent to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the compromise, settlement or judgment is solely for money damages that have been paid in full by the Indemnifying Party, or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) If notice of a Third Party Claim is given to an Indemnifying Party pursuant to Section 11.5(a), and the Indemnifying Party does not assume the defense of such Third Party Claim, or assumes but thereafter fails to diligently conduct such defense, the Indemnified Party may defend such Third Party Claim in a reasonable manner, including settling such Third Party Claim on such terms as the Indemnified Party deems appropriate; provided, however, that whether or not the Indemnifying Party shall have assumed or diligently conducted the defense of a Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) In connection with the defense of any Third Party Claim, each Party shall, and shall cause its Affiliates to, give the Indemnifying Party full access to all information relevant thereto and make its and their respective Representatives available on a mutually convenient basis to provide additional information and explanation of any such material provided hereunder.

(e) Notwithstanding anything to the contrary in this Section 11.5, any Third Party Claim that is a Tax Proceeding shall be governed by the provisions of Section 12.6.

11.6. Procedure for Indemnification – Other Claims. A claim for indemnification hereunder for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom such indemnification is sought.

11.7. Escrow. If any portion of the Escrow Amount remains subject to the Escrow Agreement, any liability of the Sellers for indemnification hereunder shall be first satisfied out of the Escrow Amount to the extent that sufficient funds are available under the Escrow Agreement.

11.8. Mitigation. Upon any Indemnified Party becoming aware of any matter with respect to which indemnification may be sought by such Indemnified Party pursuant to this Section 11, such Indemnified Party shall utilize commercially reasonable efforts to mitigate the Losses arising or resulting from such matter.

11.9. Subrogation. To the extent that an Indemnifying Party discharges any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party and its Affiliates against third parties relating to such claim.

11.10. Exclusivity of Remedies. Notwithstanding anything to the contrary contained in this Agreement or any agreement or document delivered in connection with this Agreement, or provided under any applicable Legal Requirement, from and after the Closing, the remedies set forth in Section 2.4, this Section 11, Section 14.7, Section 13.8, and Section 14.8, shall be the sole and exclusive remedies of the Parties with respect to any and all of the Contemplated Transactions and matters covered by or arising under or in connection with this Agreement or any other agreement or document delivered in connection with this Agreement; provided, however, that the provisions of Section 2.4 shall be the sole and exclusive remedy with respect to all items which are the subject of the calculations to be made pursuant to such Section.

SECTION 12. TAX MATTERS

12.1. Proration of Taxes. In the case of any Straddle Period, the amount of Taxes of the Company attributable to the Pre-Closing Tax Period shall be determined based on (i) in the case of Taxes other than ad valorem or similar property Taxes, on the basis of an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of ad valorem or similar property Taxes, pro rata on the basis of the number of days in such Straddle Period. All transactions occurring on the Closing Date, other than transactions required to effect this Agreement and transactions in the Ordinary Course of Business, shall be treated as occurring on the following day. The tax consequences of any deemed asset sale under IRC Section 338 or similar Legal Requirements shall be solely for Buyer’s account, and Taxes allocable to the Pre-Closing Tax Period shall be computed as if no such deemed asset sale occurred.

12.2. Tax Returns.

(a) The Company shall have responsibility for preparing and timely filing all Tax Returns relating to the Company that are required to be filed on or prior to the Closing Date, and for timely paying all Taxes relating to such Tax Returns. The Buyer shall have responsibility for preparing and timely filing all

Tax Returns relating to the Company required to be filed after the Closing Date, including any Tax Returns for any Straddle Periods, and for timely paying all Taxes relating to such Tax Returns, provided that nothing in this Section 12.2(a) shall affect any indemnification obligations of the Sellers with respect to such Taxes pursuant to this Agreement.

(b) Any Tax Return relating to the Company that includes any Pre-Closing Tax Period, shall, unless otherwise required by applicable Tax Legal Requirement or approved by the Parties, be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question. To the extent any items are not covered by past practices, or to the extent such past practices are not permissible under applicable Tax Legal Requirement, the items may be reported in accordance with any reasonable Tax accounting practices selected by the Person responsible for preparing the Tax Return.

(c) If requested by the Sellers, the Buyer shall make available to the Company, the Sellers and their Representatives for review and comment any Tax Returns and related workpapers prepared by the Buyer or its Affiliates relating to the Company that includes any Pre-Closing Tax Period. The Buyer shall use its reasonable efforts to make such Tax Return and workpapers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the Sellers with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. The Buyer and the Sellers shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

(d) Neither the Sellers nor any of their post-Closing Affiliates will, and neither the Buyer nor any of its post-Closing Affiliates (including the Company) will, file any amended return, carryback claim, or other adjustment request relating to the Company for any Pre-Closing Tax Period (including any Straddle Period) unless such action is required by applicable Legal Requirements, or the Party that is (or whose Affiliate is) proposing to file the return, claim, or adjustment request has obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

12.3. Refunds and Tax Benefits. Any Tax refund received by the Buyer or the Company and any credit against otherwise required Tax payments of Buyer or the Company (including any refund or reduction in estimated Tax payments) (a “Tax Benefit”) that relates to any Pre-Closing Tax Period shall be for the account of the Sellers, but only to the extent such Tax Benefits are in excess of any accrued Tax Benefit of the Company (not including any accrual for Tax Benefits with respect to temporary differences between book and Tax income) in the Closing Date Net Assets. The calculation of the Tax Benefit relating to any taxable period shall take into account any corresponding increase in Taxes due for the taxable period. For example, the Tax Benefit attributable to any reduction in state Taxes will be calculated net of any corresponding increase in federal income Tax. Any Tax Benefit for any Straddle Period shall be prorated between the Sellers and the Buyer in accordance with the principles of Section 12.1.

12.4. Inter-period Adjustments. In calculating the amount of any Tax due from the Sellers, or Tax Benefit due to the Sellers, hereunder with respect to a Pre-Closing Tax Period, proper accounting shall be made for any Tax items arising in a Post-Closing Tax Period that directly relate to such Tax or Tax Benefit. For example, if the Sellers are entitled to a Tax Benefit for any Pre-Closing Tax Period resulting from increased depreciation deductions claimed in the Pre-Closing Tax Period, any corresponding increase in Taxes due for any Post-Closing Tax Period as a result of lower depreciable basis in the Post-Closing Tax Period shall likewise be for the Sellers’ account and shall constitute a Tax liability of the Sellers that shall reduce the amount of any such Tax Benefit. Conversely, if any Tax assessment for any Pre-Closing Tax Period produces a Tax Benefit for any Post-Closing Tax Period, the Tax Benefit for the Post-Closing Tax Period shall be for the Sellers’ account. For purposes of this Section 12.4, the amount of any Taxes or Tax Benefit arising in a Post-Closing Tax Period shall be reasonably determined by the Buyer. A refund of Taxes for a Pre-Closing Tax Period attributable to a carryback of a net operating loss arising in a Post-Closing Tax Period shall be for Buyer’s account.

12.5. Cooperation on Tax Matters.

(a) The Parties shall cooperate to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include, upon some other Party’s request, the provision of records and information that are reasonably relevant to any such Tax Proceeding and making Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall include promptly forwarding copies of notices and other communications received from or sent to any Governmental Body relating to Taxes of the Company for which such other Party may be responsible under applicable Legal Requirements or this Agreement.

(b) Upon request, the Buyer and the Sellers shall use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Tax with respect to the Contemplated Transactions).

12.6. Tax Proceedings. After the Closing, the Sellers and the Buyer shall provide prompt written notice to each other of any Tax Proceeding that it becomes aware of which, if determined adverse to either Party, would be grounds for indemnification under this Agreement by the other Party. The obligation to provide notice applies to all material matters related to the Tax Proceeding, such that there is a continuing obligation to provide notice of the commencement of the Tax Proceeding as well as all material developments in the Tax Proceeding. Such notice shall contain factual information (to the extent known) describing the matter in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters. Failure to give such notice shall not relieve the Party entitled to receive the notice from any Liability which it may have on account of its indemnification obligation or otherwise, except to the extent that the Party entitled to receive notice is materially prejudiced thereby. The Sellers, at their sole expense, shall have the right to represent the Company before any Tax authority or any court regarding any Tax Proceeding relating to a Pre-Closing Tax Period other than a Straddle Period with respect to any asserted liability for which indemnity may be sought under this Agreement; provided, however, that the Sellers shall allow Buyer and its counsel to participate in any such Tax Proceeding; and provided further, that the Sellers shall not enter into any settlement of any contest or otherwise compromise any issue in connection with such Tax Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). The Sellers shall keep Buyer fully and timely informed with respect to any such Tax Proceeding. Buyer shall have the exclusive authority to represent the Company with respect to any Tax Proceeding for all Post-Closing Tax Periods and Straddle Periods; provided, however, that the Buyer shall allow the Sellers and its counsel to participate in any such Tax Proceeding in a Straddle Period to the extent such Tax Proceeding relates to any Tax or Tax Benefit for the Sellers’ account; and provided further, that if the Buyer enters into any settlement of any contest or otherwise compromises any such Tax or Tax Benefit for the Sellers’ account in connection with such Tax Proceeding without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), then, notwithstanding any other provision of this Agreement to the contrary, (a) any additional Losses arising as a direct result of such settlement or compromise shall not be subject to indemnification by the Sellers pursuant to this Agreement under Section 11 or otherwise and (b) any Tax Benefit foregone as a direct result of such settlement or compromise shall be treated as having been realized by the Buyer for Sellers’ account. The Buyer shall keep the Sellers fully and timely informed with respect to any such Tax Proceeding.

12.7. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar transfer Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be borne by the Buyer and the Seller equally; provided, however, that any such Taxes, fees and charges incurred in connection with any financing of the Buyer shall be paid solely by the Buyer. The Party required by applicable Legal Requirements shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Legal Requirements, the other Party shall, and shall cause its Affiliates to, join in the execution of such Tax Returns and other documentation.

12.8. Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than this Agreement) between the Company and any Person that is not the Company shall be terminated as of the Closing Date, and there will be no Liability of the Buyer or the Company under any such agreement following the Closing Date.

12.9. Noncompetition. For Tax purposes, no portion of the Purchase Price (or other applicable amounts) shall be treated as consideration for the noncompetition agreement referenced in Section 13.6.

SECTION 13. OTHER POST-CLOSING COVENANTS

13.1. Transaction Costs. Except as otherwise stated in this Agreement, each Party shall bear and pay all of its Transaction Costs. The Company will pay the Transaction Costs of the Sellers and the Seller Representative. The Buyer will pay the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each Party to pay its own Transaction Costs will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2. Confidentiality. The Parties will maintain in confidence, and will cause their Representatives to maintain in confidence, and not use to the detriment of another Party any written, oral or other information obtained in confidence from another Party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required pursuant to any applicable Legal Requirement or Proceeding. If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as any other Party may reasonably request.

13.3. Further Assurances. Each Party agrees (a) to furnish upon request to any other Party such further information, (b) to execute and deliver to any other Party such other documents, and (c) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions and the agreements and documents referred to herein.

13.4. Public Announcements. Except as otherwise expressly provided by this Agreement, no Party shall issue, and each shall prevent its respective Affiliates from issuing, any press releases or other public statements with respect to this Agreement or the Contemplated Transactions; provided, however, that either the Company or the Buyer (and their Affiliates) may, without such approval, make such press releases or other public announcement as such Party believes are required pursuant to any applicable Legal Requirements, in which case the Party that is (or whose Affiliate is) required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that a Party or its Affiliates may make internal announcements to the employees of such Party or its Affiliates that are consistent with the Parties’ prior public disclosures regarding the Contemplated Transactions.

13.5. Employees and Employee Matters. Immediately following the Closing Date the Company shall, and the Buyer shall cause each Company to, continue to employ each employee of the Company on an at-will basis (the employees remaining employed by the Company shall be referred to collectively as “Continued Employees”). The Company shall provide each Continued Employee with the same, or a substantially similar position, at the same, or a substantially similar salary, and on the same, or substantially the same, terms and conditions as was provided to the Continued Employee immediately prior to the Closing Date. The Company shall be liable for all severance or other benefits that employees become entitled to receive pursuant to employment policies, plans and/or agreements of the Company.

13.6. Noncompetition.

(a) For a period of five years after the Closing Date (the “Restriction Period”), each Seller covenants that such Seller shall not, and will cause such Seller’s Affiliates to not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, or be employed by any Person (other than the Company) whose primary business is the design, manufacture, distribution and sale of products or services related to communications intercept receivers, provided however, that for purposes of this Section 13.6, such Seller may purchase or otherwise acquire up to (but not more than) five percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) During the Restriction Period, each Seller covenants that it will not (i) solicit or otherwise induce any employee of the Company to leave the employ of the Company or (ii) hire, directly or indirectly, any person who was an employee of the Company, unless such person has approached the Seller without any solicitation or inducement (other than newspaper or online advertisements not specifically directed at employees of the Company) by the Seller.

(c) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 13.6 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 13.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 13.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on the Sellers.

(d) Each of the Sellers acknowledges that it has had access to confidential and proprietary information with respect to the Company, its Products and business and that the Company and the Buyer would be materially damaged if the Sellers were to disclose such information to third parties that were not authorized to receive such information. Accordingly, each of the Sellers agrees and covenants that following the Closing it will continue to maintain the confidentiality of the Company’s proprietary and confidential information in a manner consistent with the terms of the confidentiality agreement attached to the Company’s employee manual as the same exists as of the date of this Agreement.

13.7. Records Retention and Access.

(a) For four years after the Closing Date, the Parties agree that, with respect to any books, records and files, including Tax Records, relating to the Company that are delivered to the control of the Buyer or its Affiliates pursuant to this Agreement or that are retained by the Company or the Sellers or their Affiliates following Closing (collectively “Business Records”), each such Person shall have the right upon prior written notice to inspect and make copies of the same at any time during normal business hours for any proper purpose. Each Party shall undertake reasonable measures to (a) preserve the Business Records in its or its Affiliates’ possession in good order to the extent required by applicable Legal Requirements, and (b) not destroy or allow the destruction of any such Business Records without first offering in writing to deliver them to the other Party. Without limiting the generality of the foregoing, each Party shall retain until the expiration of the applicable statute of limitations (including any extensions thereof) complete copies of all Tax Returns relating to the Company, supporting work schedules and other records or information that are relevant to such Tax Returns (collectively, “Tax Records”) delivered to such Party or retained by such Party pursuant to this Agreement for all Tax periods or portions thereof ending before or including the Effective Time.

(b) Nothing in Section 13.5 shall require the Sellers or the Buyer to provide access to or disclosure of any information or documents (i) relating to the Sellers’ or the Buyer’s assets or activities other than the assets and activities of either the Company, or (ii) to the extent such access and disclosure would (A) violate any applicable Legal Requirements, (B) violate the terms of any Contract to which the disclosing Person or any of its Affiliates is bound, or (C) impair any attorney-client, work-product or similar privilege of the disclosing Person.

(c) Any information or Business Records provided pursuant to Section 12.5 or Section 13.5 shall be kept confidential by the Person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Proceeding or as otherwise required by applicable Legal Requirements.

13.8. Company 401(k) Plans. Sellers acknowledge and agree that Buyer may take any steps (or cause the Company to take any steps) that Buyer reasonably determines to be necessary or appropriate to correct any compliance failures, fiduciary violations and/or prohibited transactions identified by Buyer or the Company with respect to the Company 401(k) Plans, including filing under the IRS Employee Plans Compliance Resolution System (“EPCRS”), the DOL’s Delinquent Filer Voluntary Compliance Program (“DFVC”) and/or the DOL’s Voluntary Fiduciary Correction Program (“VFCP”). Each Seller shall defend, indemnify and hold harmless Buyer from and against any Losses incurred by Buyer or the Company by reason of, or arising out of or in connection with, such corrections, whether incurred before or after Closing, and any additional actions the IRS or DOL may require as a condition to the issuance of a compliance statement or no action letter covering such corrections or that Buyer, in its sole discretion, may deem necessary or appropriate with respect to such compliance failures, fiduciary violations and/or prohibited transactions. The Sellers’ indemnification obligations under this Section 13.8 (a) shall be in addition to, and not in lieu of, the Sellers’ indemnification obligations under Section 11, (b) shall not be subject to any Deductible or Cap Amount set forth in Section 11 or to the Third Party Claims or mitigation provisions set forth in Section 11.5 and Section 11.8, respectively, and (c) shall survive the Closing for thirty-six months or, if longer, until the tenth day following the expiration of the applicable statute of limitations.

SECTION 14. MISCELLANEOUS PROVISIONS

14.1. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given if (a) delivered by hand (with written confirmation of receipt), (b) transmitted by facsimile transmission (with completion of such transmission confirmed by the transmitting equipment), (c) mailed by registered or certified mail, with postage prepaid, or (d) sent by a nationally recognized overnight courier service, with delivery charges prepaid, in each case to the appropriate address or facsimile number, as applicable, set forth below (or to such other address or facsimile number as the proposed recipient Party may designate by notice to the other Parties):

If to the Company:	Eclipse Electronic Systems, Inc. 1551 N. Glenville Drive Richardson, Texas 75081-2418 Attn: Jeffery C. Sanders Fax: (972) 699-8589

with a copy to:	Strasburger & Price, L.L.P. 901 Main Street, Suite 4400 Dallas, Texas 75202 Attn: John A. Willding II Fax: (214) 651-4330

If to the Sellers or the Seller Representative:	Jeffery C. Sanders 1551 N. Glenville Drive Richardson, Texas 75081-2418 Fax: (972) 699-8589

with a copy to:	Strasburger & Price, L.L.P. 901 Main Street, Suite 4400 Dallas, Texas 75202 Attn: John A. Willding II Fax: (214) 651-4330

If to the Buyer	Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004 Attn: Steve Larson Facsimile No.: (425) 453-2916

With a copy to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attn: Troy Hickman Facsimile No.: (206) 359-9000

Any notice or other communication given as provided above shall be deemed delivered, as applicable, (a) on the date delivered by hand or transmitted by facsimile transmission, (b) three days following the date deposited in the mail if mailed by registered or certified mail, or (c) if sent by overnight courier service, on the business day following the date on which such notice or communication was deposited with such courier service during its normal business hours. Any Party may send any notice, consent, waiver or other communication hereunder to the intended recipient at the recipient’s address provided for above using any other means (including regular mail), but no such notice, consent, waiver or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

14.2. Waiver. Either the Company and the Seller Representative, on the one hand, or the Buyer, on the other hand, may, by written notice to the other, waive performance of any of the obligations of the other under this Agreement. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

14.3. Entire Agreement. This Agreement (a) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and (b) supersedes all prior agreements and understandings, whether written or oral, between the Parties with respect to such subject matter; provided, however, that the Confidentiality Agreement shall survive the execution and delivery of this Agreement. Except for the express representations and warranties of the Parties contained in Section 3, Section 4 and Section 5, or contained in any of the Closing Documents, no Party has made or is making, and no Party has relied upon, any representation or warranty whatsoever, express or implied, including any implied representation or warranty as to condition, fitness for a particular purpose, merchantability or suitability. Except as otherwise expressly specified in this Agreement, any cost estimates, projections, predictions, data, financial information, memoranda, offering materials, presentations or other information provided to any Party or any other Person are not and shall not be deemed to be or to include representations or warranties of any Person.

14.4. Amendments. Except as otherwise stated in this Agreement, this Agreement may not be amended, modified or supplemented except by an agreement in writing signed by both Parties.

14.5. Assignment; Binding Effect. No Party may assign or transfer this Agreement or any of its rights, obligations or interests under this Agreement without the prior written consent of the other Parties; provided however, that the Buyer will be permitted to assign its rights and obligations under this Agreement to a wholly owned subsidiary without the consent of any other Party. In the event of such an assignment, the Buyer will provide notice to the other Parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14.6. No Third-Party Beneficiaries. This Agreement shall not benefit, or create any legal, equitable or other right, remedy or claim in or on behalf of, any Person other than the Parties and their respective successors and permitted assigns.

14.7. Specific Performance. Each Party acknowledges and agrees that any breach of any covenant or agreement contained in this Agreement would cause irreparable injury to the other Party for which the other Party would have no adequate remedy at law. In addition to any other remedy to which either Party may be entitled, but in the case of any monetary remedies, subject to the applicable limitations of Section 11.10, each Party agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted in any Proceeding brought to enforce any provision of this Agreement.

14.8. Attorney’s Fees and Expenses. If any Proceeding is brought by any Party against any other Party to enforce any provision of this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the other Party all reasonable attorney’s fees and other reasonable costs and expenses incurred by the prevailing Party in connection therewith.

14.9. Disclosure Schedules.

(a) The numbering and references in the Sections of the Disclosure Schedules that correspond to Sections of this Agreement are for convenience only and do not limit the disclosure concerning such referenced Sections. Matters expressly set forth in any Section of a Disclosure Schedule are deemed to be set forth and disclosed in all other Sections of such Disclosure Schedule or, if no Section of such Disclosure Schedule exists with respect to a particular representation or warranty, shall be deemed to be disclosed in such Disclosure Schedule with respect to such particular representation or warranty, in either case (i) to the extent this Agreement requires such disclosure and (ii) to the extent (and only to the extent) that the relationship of such disclosure to such other Section of such Disclosure Schedules or particular representation or warranty is reasonably apparent on the face of such first Section.

(b) Between the date of this Agreement and the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 10.1, if a Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, such Party shall promptly notify the other Parties in writing. If any such fact or condition would require any change in the applicable Disclosure Schedule delivered by the notifying Party if such Disclosure Schedule was dated the date of the occurrence or discovery of any such fact or condition, such Party shall promptly deliver to the other Parties an amendment or supplement to such Disclosure Schedule specifying such change. No such disclosure notification, amendment or supplement delivered by any Party pursuant to this Section 14.9(b) shall be given effect for any purpose prior to consummation of the Closing, including for purposes of (a) determining whether the Closing conditions set forth in Section 8.1 or Section 9.1 have been satisfied, or (b) Section 10. Once the Closing has been consummated, any disclosure notification, amendment or supplement delivered by any Party pursuant to this Section 14.9(b) at or prior to the Closing shall be deemed to constitute a part of the Disclosure Schedule of such Party and as permitted exceptions to the representations and warranties of such Party set forth in this Agreement, effective from and after the date of this Agreement.

14.10. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any of the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS-OF-LAW RULES THAT MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.12. Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Contemplated Transactions may be instituted in the federal courts of the United States of America or the courts of the State of Texas, in each case located in the City of Dallas (collectively, the “Specified Courts”), and each. Party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

14.13. Counterparts. This Agreement may be executed and delivered in multiple counterparts (including through the transmission of signature pages by facsimile or electronic mail, each of which shall constitute an original for all purposes), all of which, when taken together, shall constitute one and the same instrument.

14.14. Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

14.15. Negotiation and Drafting. Both Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents delivered in connection with this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement or any of such other agreements and documents to be construed or interpreted against any Person by virtue of the authorship of this Agreement or any of such other agreements and documents shall not apply to the construction and interpretation hereof or thereof.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ Stephen R. Larson
Name:	Stephen R. Larson
Title:	VP

COMPANY:

ECLIPSE ELECTRONIC SYSTEMS, INC.

By:	/s/ Jeffrey C. Sanders
Name:	Jeffrey C. Sanders
Title:	CEO

SELLERS

/s/ Jeffrey C. Sanders
Jeffery C. Sanders

SANDERS DYNASTY TRUST

/s/ Jeffrey C. Sanders
Jeffery C. Sanders, Trustee

/s/ Conrad L. Romberg
Conrad L. Romberg

Signature Page to Stock Purchase Agreement

/s/ S. Thomas Heffner
S. Thomas Heffner

/s/ Ken Maples
Ken Maples

/s/ John Reeves
John Reeves

/s/ Robert Welte
Robert Welte

/s/ Al Kirke
Al Kirke

/s/ Wilson Main
Wilson Main

Signature Page to Stock Purchase Agreement

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being the Seller Representative designated in Section 2.6 of the foregoing Stock Purchase Agreement (the “Agreement”), agrees to serve as the Seller Representative, as defined in the Agreement, and to be bound by the terms of such Agreement pertaining thereto. This Acceptance and Agreement is executed and delivered as of the date of the Agreement.

SELLER REPRESENTATIVE:

/s/ Jeffrey C. Sanders
Jeffery C. Sanders

EXHIBIT A

Capitalization Table

Shareholder	# of Shares	Percentage Ownership
Jeffery Sanders	821	54.73333
Conrad Romberg	220	14.66667
Sanders Dynasty Trust	179	11.93333
S. Thomas Heffner	74	4.93333
Ken Maples	74	4.93333
John Reeves	44	2.93333
Bob Welte	44	2.93333
Al Kirke	29	1.93335
Wilson Main	15	1.00000
Total	1,500	100.00%

EXHIBIT B

Rejection Claim Decision Tree